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CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, par value $0.001 per share and liquidation preference $1,000 per share	$200,000,000	$7,860

(1)
Includes shares of preferred stock to be sold upon exercise of the underwriters' option to purchase additional shares. See "Underwriting."

(2)
A filing fee of $7,860 has been calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-150353

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 21, 2008)

175,000 Shares

8.00% Non-Cumulative Perpetual Convertible
Preferred Stock, Series A

This is an offering by East West Bancorp, Inc. of 175,000 shares of its 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the "Preferred Stock").

Dividends on the Preferred Stock will be payable in cash quarterly in arrears only if, when and as declared by our board of directors, at a rate of 8.00% per year on the liquidation preference of $1,000 per share. The dividend payment dates will be each February 1, May 1, August 1 and November 1, commencing on August 1, 2008, or the next business day if any such day is not a business day. Dividends on the Preferred Stock will be non-cumulative.

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 64.9942 shares of our common stock (equivalent to an initial conversion price of approximately $15.39 per share of our common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments as described in this prospectus supplement. The conversion rate will be adjusted as described in this prospectus supplement upon the occurrence of certain other events.

The Preferred Stock will not be redeemable by us at any time. On or after May 1, 2013, if the closing price of our common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, we may, at our option, cause some or all of the Preferred Stock to be automatically converted into our common stock at the then applicable conversion rate.

Prior to this offering, there has been no public market for the Preferred Stock. The Preferred Stock will not be listed on any securities exchange or included in any automated quotation system. Our common stock is listed on the Nasdaq Global Select Market under the symbol "EWBC." The closing price of our common stock on April 23, 2008 was $12.56 per share.

The shares of Preferred Stock are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Investing in shares of the Preferred Stock involves risks. See "Risk Factors" beginning on page S-16.

	Per Share	Total
Price to the public	$1,000.00	$175,000,000
Underwriting discounts and commissions	$27.50	$4,812,500
Proceeds to East West Bancorp, Inc. (before expenses)	$972.50	$170,187,500

We have granted the underwriter an option to purchase up to an additional 25,000 shares of Preferred Stock on the same terms and conditions as set forth above within 30 days of the date of this prospectus supplement to the extent the underwriter sells more than 175,000 of the shares of Preferred Stock in this offering.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares of Preferred Stock through the facilities of The Depository Trust Company against payment in New York, New York on April 29, 2008.

LEHMAN BROTHERS

April 23, 2008.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Preferred Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Incorporation By Reference" in this prospectus supplement, as well as "Where You Can Find More Information" in the accompanying prospectus.

        All references in this prospectus supplement to the "Company," "we," "us," "our" or similar references mean East West Bancorp, Inc. and its successors, and include our consolidated subsidiaries where the context so requires. When we refer to "East West Bancorp, Inc." in this prospectus supplement, we mean East West Bancorp, Inc. on an unconsolidated basis. When we refer to "East West Bank" in this prospectus supplement, we mean East West Bank, our only bank subsidiary.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        Currency amounts in this prospectus supplement are stated in U.S. dollars.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

        We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate statements that we believe are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "forecast," "projected," "intends to," or may include other similar words or phrases such as "believes," "plans," "trend," "objective," "continue," "remain," or similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, including statements made in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

        There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

  •
  competitive pressures on product pricing and services and financial institutions generally;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  prepayment rates, loan originations and sale volumes, charge-offs and loan loss provisions are inherently uncertain;

  •
  deterioration in our loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected;

  •
  general economic conditions, either nationally or in the states in which we do business, may be less favorable than expected;

  •
  political developments, wars or other hostilities may disrupt or increase volatility in securities markets or otherwise affect economic conditions;

  •
  changes and trends in the capital markets;

  •
  the nature, extent and timing of legislative or regulatory changes, reforms or actions, or significant litigation, may adversely affect the businesses in which we are engaged;

  •
  effects of critical accounting policies and judgments;

  •
  changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies;

  •
  fluctuation of our stock price;

  •
  ability to attract and retain our key personnel;

  •
  ability to receive dividends from our subsidiaries;

  •
  success and timing of other business strategies;

  •
  ability to secure confidential information through the use of computer systems and telecommunications network; and

  •
  the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

        You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or "SEC," for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See "Incorporation By Reference" included elsewhere in this prospectus supplement.

SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Preferred Stock. You should read this entire prospectus supplement and accompanying prospectus, including the "Risk Factors" section and the documents incorporated by reference, which are described under "Incorporation By Reference" included elsewhere in this prospectus supplement. Unless otherwise specifically indicated, all information in this prospectus supplement assumes that the underwriter's option to purchase additional shares of Preferred Stock is not exercised.

East West Bancorp, Inc.

        East West Bancorp, Inc. is a bank holding company and financial holding company incorporated in Delaware on August 26, 1998 and registered under the Bank Holding Company Act of 1956, as amended. We commenced business on December 30, 1998 when, pursuant to a reorganization, we acquired all of the voting stock of East West Bank, our principal asset. In addition to East West Bank, we have ten other subsidiaries, namely East West Insurance Services, Inc., East West Capital Trust I, East West Capital Trust II, East West Capital Statutory Trust III, East West Capital Trust IV, East West Capital Trust V, East West Capital Trust VI, East West Capital Trust VII, East West Capital Trust VIII, and East West Capital Trust IX.

        East West Bancorp, Inc.'s principal business is to serve as a holding company for East West Bank and other banking or banking-related subsidiaries which East West Bancorp, Inc. may establish or acquire. East West Bancorp, Inc. has not engaged in any other activities to date. As a legal entity separate and distinct from its subsidiaries, East West Bancorp, Inc.'s principal source of funds is, and will continue to be, dividends that may be paid by its subsidiaries. East West Bancorp, Inc.'s other sources of funds include proceeds from the issuance of its common stock in connection with stock option and warrant exercises and employee stock purchase plans.

        East West Bank was chartered in June 1972, as the first federally chartered savings institution focused primarily on the Chinese-American community, and opened for business at its first office in the Chinatown district of Los Angeles in January 1973. From 1973 until the early 1990's, the Bank conducted a traditional savings and loan business by making predominantly long-term, single family residential and commercial and multifamily real estate loans. East West Bank has emphasized commercial lending since its conversion to a state-chartered commercial bank, subject to the supervision of the California Department of Financial Institutions, on July 31, 1995. East West Bank now also provides loans for commercial, construction, and residential real estate projects and for the financing of international trade for companies in California. East West Bank was the second largest independent commercial bank headquartered in Southern California as of December 31, 2007, and is one of the largest banks in the United States that focuses on the Chinese-American community.

        East West Bank has 70 branches in California located in the following counties: Los Angeles, Orange, San Bernardino, San Francisco, San Mateo, Santa Clara and Alameda. Additionally, East West Bank has one branch in Houston, Texas as a result of its acquisition of United National Bank in September 2005. East West Bank currently also has a branch in Hong Kong, and two representative offices in China, one located in Beijing and the other in Shanghai. At March 31, 2008, East West Bank had total assets of $11.8 billion, total deposits of $7.6 billion and stockholders' equity of $1.1 billion.

        Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol "EWBC". Our principal executive office is located at 135 North Los Robles Ave., 7th Floor, Pasadena, California, 91101, telephone number: (626) 768-6000.

        If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement as described under "Incorporation By Reference" included elsewhere in this prospectus supplement.

Recent Developments

  First Quarter Results

        On April 15, 2008, we announced our unaudited results for the three months ended March 31, 2008. The following is a summary of those operating results.

        Our net income for the quarter was $5.0 million, down 88% from $42.1 million reported in the prior year period. Diluted earnings per share for the first quarter totaled $0.08, down 88% from $0.68 in the prior year period. Return on average equity for the quarter totaled 1.74%, while return on average assets for the quarter totaled 0.17%. Pretax income for the first quarter totaled $7.6 million, an 89% or $61.1 million decrease from the comparable quarter of 2007.

        At March 31, 2008, total assets were $11.8 billion compared to $11.9 billion at December 31, 2007. Gross loans at March 31, 2008 totaled $8.8 billion compared to $8.8 billion at year-end 2007. Total deposits at March 31, 2008 were $7.6 billion, a 4% or $272.9 million increase over total deposits of $7.3 billion at December 31, 2007. During the first quarter, we paid down Federal Home Loan Bank ("FHLB") advances by $155.0 million or 9%.

        Net interest income for the first quarter totaled $99.6 million, 1% greater than the first quarter of 2007 and 7%, or $7.0 million lower on a sequential quarter basis. The net interest margin for the quarter totaled 3.63%, compared to 3.95% in the prior year period and 3.91% in the prior quarter. The net interest margin was impacted by the steep 200 basis point decrease in the federal funds target rate during the quarter.

        We recorded $55.0 million in provision for loan losses during the first quarter of 2008. In comparison, we did not record a provision for loan losses during the first quarter of 2007 and recorded $9.0 million in the fourth quarter of 2007. The substantial increase in the provision for loan losses and the allowance for loan losses was due to higher net charge-offs on problem loans, increased loan delinquencies and downgrades in loan classifications to more adverse risk ratings.

        Noninterest income for the first quarter totaled $15.9 million, 27% or $3.4 million higher than the first quarter of 2007 and 14% or $1.9 million greater than the fourth quarter of 2007.

        Noninterest expense totaled $52.9 million for the first quarter of 2008, 25% or $10.6 million higher than a year ago and 1% or $623 thousand higher than the previous quarter. The increase from the prior year is related to higher compensation and occupancy costs resulting primarily from the acquisition of Desert Community Bank in August 2007 and higher legal expenses, included in other operating expenses. We generated a 41.93% efficiency ratio for the first quarter of 2008, compared to 35.57% a year ago.

        The higher provision for loan losses, net of $25.4 million in net chargeoffs, increased the allowance for loan losses to $117.1 million, a 32% or $28.7 million increase from year-end 2007. Total nonperforming assets as of March 31, 2008 totaled $74.5 million or 0.63% of total assets, compared to $67.5 million, or 0.57% of total assets at December 31, 2007.

        For the first quarter of 2008, we had net chargeoffs of $25.4 million, comprised of $25.6 million in gross chargeoffs and $200 thousand in recoveries. This compares to net chargeoffs of $156 thousand for the first quarter of 2007 and $5.2 million for the fourth quarter of 2007.

        The allowance for loan losses at March 31, 2008 increased to $117.1 million or 1.32% of total loans and 202% of nonaccrual loans, compared to $88.4 million or 1.00% of total loans and 138% of nonaccrual loans at December 31, 2007.

        At March 31, 2008, our Tier 1 risk-based capital ratio was 8.78%, total risk-based capital ratio was 10.59% and Tier I leverage ratio was 8.58%. Total stockholders' equity as of March 31, 2008 was $1.1 billion, representing a book value of $17.42 per share.

        At March 31, 2008, our market capitalization (based on total shares outstanding excluding unvested restricted stock) was $1.12 billion and our total stockholders' equity was $1.10 billion. As of April 21, 2008, our market capitalization was $860.0 million, which was $243.8 million less than our total stockholders' equity at March 31, 2008, providing an indication that goodwill may be impaired at that date. In response, we updated our December 31, 2007 valuation and determined that there was no goodwill impairment at March 31, 2008. If our market capitalization continues to be below our book value at June 30, 2008, we will again update our valuation of our company to determine whether goodwill is impaired. No assurance can be given that we will not reduce reported earnings during 2008, or any period thereafter, for goodwill impairment.

  Management Changes

        On April 15, 2008, East West Bancorp, Inc. reported that Julia Gouw, the Chief Financial Officer of East West Bank since 1994, will become Vice Chairman of our board of directors and Chief Risk Officer of East West Bank. Thomas J. Tolda was appointed to be the new Chief Financial Officer of East West Bank. Mr. Tolda joins us from Wells Fargo Bank.

The Offering

Issuer	East West Bancorp, Inc., a Delaware corporation.
Securities Offered
175,000 shares of 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the "Preferred Stock"). We have also granted the underwriter an option to purchase up to an additional 25,000 shares of Preferred Stock to the extent the underwriter sells more than 175,000 of the shares in this offering.
Dividends
Cash dividends on the Preferred Stock will be payable quarterly in arrears on a non-cumulative basis only if, when and as declared by our board of directors out of legally available funds on each February 1, May 1, August 1 and November 1, commencing on August 1, 2008 (each a "dividend payment date"), at an annual rate of 8.00% on the liquidation preference of $1,000 per share. If any day that would otherwise be a dividend payment date is not a business day, then the first business day following that day will be the applicable dividend payment date.

Dividends on the Preferred Stock will be non-cumulative. We may pay a partial dividend or skip a dividend on the Preferred Stock at any time. If for any reason our board of directors does not declare full cash dividends on the Preferred Stock for a dividend period prior to the related dividend payment date, that dividend will not accrue and we will have no obligation to pay any dividends for that dividend period on the related dividend payment date or at any time in the future, whether or not our board of directors declares dividends on the Preferred Stock for any future dividend period.

The term "dividend period" means the period from, and including, each dividend payment date (or, in the case of the initial dividend period, the original issuance date) to, but excluding, the next dividend payment date.
Dividend Stopper
With certain limited exceptions, if we do not pay full cash dividends on the Preferred Stock for the most recently completed dividend period, we may not pay dividends on, or repurchase, redeem or make a liquidation payment with respect to, our common stock or other stock ranking equally with or junior to the Preferred Stock.
Redemption	The Preferred Stock will not be redeemable at any time.
Conversion Right
Each share of the Preferred Stock may be converted at any time, at your option, into 64.9942 shares of our common stock (which reflects an initial conversion price of approximately $15.39 per share of our common stock), plus cash in lieu of fractional shares, subject to anti-dilution adjustments and subject to the limitations set forth below under "—Limitation on Beneficial Ownership".

If the conversion date is on or prior to the record date for any declared cash dividend for the dividend period in which you elect to convert, you will not receive any declared cash dividends for that dividend period. If the conversion date is after the record date for any declared cash dividend and prior to the dividend payment date, you will receive that cash dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; provided, however, whether or not you were the holder of record on the record date, if you convert after the record date for any declared cash dividend and prior to the dividend payment date, you must pay to the conversion agent when you convert your shares of Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below.
Mandatory Conversions at Our Option
On or after May 1, 2013, we may, at our option, at any time or from time to time cause some or all of the Preferred Stock to be converted into shares of our common stock at the then applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our common stock exceeds 130% of the then applicable conversion price of the Preferred Stock.
Limitation on Beneficial Ownership
Notwithstanding the foregoing, no holder of Preferred Stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a "beneficial owner" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Preferred Stock to convert mandatorily.
Conversion upon Certain Acquisitions	The following provisions will apply if one of the following events occurs:

• a "person" or "group" within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act, disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common stock; or

• consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property.

These transactions are referred to as "make-whole acquisitions"; provided, however, that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a make-whole acquisition.

Upon a make-whole acquisition, we will, under certain circumstances, be required to pay a make-whole adjustment in the form of an increase in the conversion rate upon any conversions of the Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 calendar days after the effective date as described herein. The make-whole adjustment will be payable in shares of our common stock or the consideration into which our common stock has been converted or exchanged in connection with the make-whole acquisition.

The amount of the make-whole adjustment, if any, will be based on the stock price and the effective date of the make-whole acquisition. A description of how the make-whole adjustment will be determined and a table showing the make-whole adjustment that would apply at various stock prices and effective dates is set forth under "Description of Preferred Stock—Conversion Upon Certain Acquisitions."

Conversion Upon Fundamental Change
If the reference price (as defined under "Description of Preferred Stock—Conversion Upon Fundamental Change") in connection with a fundamental change (as defined under "Description of Preferred Stock—Conversion Upon Fundamental Change") is less than the applicable conversion price, a holder may elect to convert each share of Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of such fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $6.28, which is equal to 50% of the closing price of our common stock on the date of this prospectus supplement, subject to adjustment. If the reference price is less than $6.28, holders will receive a maximum of 159.2357 shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock.

In lieu of issuing common stock upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.
See "Description of Preferred Stock—Conversion Upon Fundamental Change."
Reorganization Events (Including Mergers)	The following provisions apply in the event of certain "reorganization events," which include, subject to certain exceptions:
• any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property;

• any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets in each case pursuant to which our common stock will be converted into cash, securities or other property;
• certain reclassifications of our common stock; or
• certain statutory exchanges of our securities.

Each share of the Preferred Stock outstanding immediately prior to the reorganization events will become convertible at the option of the holders of the Preferred Stock into the kind of securities, cash and other property receivable in the reorganization event by holders of our common stock. See "Description of Preferred Stock—Reorganization Events."

Anti-Dilution Adjustments
The conversion rate may be adjusted in the event of, among other things, (1) dividends or distributions on our common stock of our common stock, (2) subdivisions and combinations of our common stock, (3) certain issuances of stock purchase rights to our common stock holders, (4) distributions on our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, (5) increases in regular cash dividends on our common stock, or (6) certain tender offers for our common stock by us or any of our subsidiaries. See "Description of Preferred Stock—Anti-Dilution Adjustments."
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock will be entitled to receive out of our assets that are legally available for distribution to stockholders, before any distribution is made to holders of our common stock or other junior securities, a liquidating distribution in the amount of $1,000 per share of Preferred Stock plus any declared and unpaid dividends, without regard for any undeclared dividends. Distributions will be made pro rata as to the Preferred Stock and any other parity securities and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.
Voting Rights	Holders of the Preferred Stock will have no voting rights, except as provided below or as otherwise provided by applicable law.

Whenever dividends payable on the shares of Preferred Stock have not been paid for six or more dividend periods, whether or not consecutive, the holders of the Preferred Stock will have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid, to vote together as a class, at a special meeting called at the request of holders of at least 20% of the shares of Preferred Stock outstanding or of any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of our stockholders) or our next annual or special meeting of our stockholders, to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the term of the directors so elected will continue until such time as full dividends have been paid on the Preferred Stock for at least four consecutive dividend periods.

Additionally, so long as any shares of the Preferred Stock remain outstanding, we will not, without the affirmative vote (in person or by proxy) or written consent of the holders of at least 66 2/3% of the shares of Preferred Stock outstanding at the time, voting separately as a class:

• amend, alter or repeal our certificate of incorporation, as amended (including the certificate of designation creating the Preferred Stock), or our bylaws in a way that adversely affects the powers, preferences or special rights of the Preferred Stock;

• amend, alter or repeal our certificate of incorporation, as amended, to authorize, create or issue any of our capital stock ranking, as to dividends or upon our liquidation, dissolution or winding up, senior to the Preferred Stock, or reclassify any of our authorized capital stock into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

• consummate a binding share exchange, a reclassification involving the Preferred Stock or a merger or consolidation of us with or into another entity; provided, however, that the holders of Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (ii) the Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights, taken as a whole, as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Preferred Stock.
Any:
• increase in the amount of authorized common stock or preferred stock;
• increase in the number of shares of any series of preferred stock (including the Preferred Stock); or
• authorization, creation and issuance of other classes or series of capital stock (or securities convertible into such capital stock);
in each case ranking equally with or junior to the Preferred Stock, will not be deemed to adversely affect such powers, preferences or special rights.

See "Description of Preferred Stock—Voting Rights."
Ranking	The Preferred Stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

• senior to our common stock and any other class or series of our capital stock that we may issue in the future the terms of which do not expressly provide that it ranks on a parity with, or senior to, the Preferred Stock;
• equally with any class or series of our capital stock that we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock;
• junior to any class or series of our capital stock that we may issue in the future the terms of which expressly provide that such class or series will rank senior to the Preferred Stock; and
• junior to all of our existing and future debt obligations and other liabilities.

We may from time to time, without notice to or consent from the holders of Preferred Stock, create and issue additional shares of Preferred Stock (subject to certain requirements) or preferred stock ranking equally with or junior to the Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up.
As of the date of this prospectus supplement, we had no shares of any class or series of preferred stock outstanding.
Listing	Prior to this offering, there has been no public market for the Preferred Stock. The Preferred Stock will not be listed on any securities exchange or included in any automated quotation system.
Our common stock is listed on the Nasdaq Global Select Market under the symbol "EWBC."
Use of Proceeds
We expect to receive net proceeds from this offering of approximately $169.5 million (approximately $193.9 million if the underwriter's option to purchase additional shares is exercised in full), after underwriting discounts and commissions and offering expenses. We intend to use the net proceeds of the offering of the Preferred Stock for general corporate purposes, including to increase our liquidity and our capital and to reduce our borrowings. The precise amounts and timing of the application of the net proceeds will depend on the requirements of East West Bancorp, Inc. and its subsidiaries and affiliates. Initially, we intend to deposit the net proceeds with East West Bank, which will apply the funds to reduce borrowings pursuant to Federal Home Loan Bank advances, pending their application. See "Use of Proceeds."

Certain U.S. Federal Income Tax Considerations
For a discussion of certain U.S. federal income tax considerations of purchasing, owning and disposing of the Preferred Stock and any common stock received upon its conversion, see "Certain U.S. Federal Income Tax Considerations." Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2011 generally should be taxable at a maximum rate of 15%, subject to certain conditions and limitations. Dividends paid to corporate U.S. holders generally should be eligible for the dividends received deduction, subject to certain conditions and limitations. Dividends paid to non-U.S. holders generally should be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Risk Factors
For a discussion of risks and uncertainties involved with an investment in our Preferred Stock and our common stock issuable upon conversion, see "Risk Factors" beginning on page S-16 of this prospectus supplement.

RISK FACTORS

        Your investment in the Preferred Stock will involve risks. You should carefully consider the following discussion of risks and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2007, before deciding whether an investment in the Preferred Stock is suitable for you.

  Risks Relating to Our Business

  We may be required to make additional provisions for loan losses and charge off additional loans in the future, which could adversely affect our results of operations.

        During the first quarter of 2008, we recorded a $55 million provision for loan losses and charged off $25.4 million, net of $200 thousand in recoveries. Ten million dollars of these charge-offs related to a single commercial loan and $10.9 million related to four residential construction and land loans. There has been a general slowdown in the housing market in portions of Los Angeles, Riverside, San Bernardino and Orange counties where a majority of our loan customers are based. This slowdown reflects declining prices and excess inventories of homes to be sold, which has contributed to financial strain on home builders and suppliers. As of March 31, 2008, we had $5.80 billion in commercial real estate and construction loans. Continuing deterioration in the real estate market generally and in the residential building segment in particular could result in additional loan charge offs and provisions for loan losses in the future, which could have an adverse effect on our net income and capital.

  Our loan portfolio is predominantly secured by real estate and thus we have a higher degree of risk from a downturn in our real estate markets.

        A downturn in our real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature, such as earthquakes and national disasters particular to California. Substantially all of our real estate collateral is located in California. If real estate values continue to further decline, the value of real estate collateral securing our loans could be significantly reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans.

  Changes in economic conditions could materially hurt our business.

        Our business is directly affected by changes in economic conditions, including finance, legislative and regulatory changes and changes in government monetary and fiscal policies and inflation, all of which are beyond our control. Deterioration in economic conditions could result in one or more of the following consequences:

  •
  problem assets and foreclosures may increase;

  •
  demand for our products and services may decline;

  •
  low-cost or non-interest bearing deposits may decrease; and

  •
  collateral for loans made by us, especially real estate, may decline in value. In view of the concentration of our operations and the collateral securing our loan portfolio in Northern and Southern California, we may be particularly susceptible to the adverse economic conditions in the state of California, where our business is concentrated.

  Recent negative developments in the financial industry and U.S. and global credit markets may continue to adversely impact our operations and results.

        Negative developments in the latter half of 2007 in the subprime mortgage market and the securitization markets for such loans have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in 2008. Commercial as well as consumer loan portfolio performances have deteriorated at many institutions and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to recent years. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Negative developments in the financial industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

  Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

        Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as the recent turmoil faced by banking organizations in the domestic and worldwide credit markets deteriorates.

  Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

        A substantial portion of our income is derived from the differential or "spread" between the interest earned on loans, investment securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Significant fluctuations in market interest rates could materially and adversely affect not only our net interest spread, but also our asset quality and loan origination volume.

  We are subject to extensive government regulation that could limit or restrict our activities, which, in turn, may hamper our ability to increase our assets and earnings.

        Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules, regulations and supervisory guidance and policies applicable to us are subject to regular modification and change. Perennially various laws, rules and regulations are proposed, which, if adopted, could impact our operations by making compliance much more difficult or expensive, restricting our ability to originate or sell loans or further restricting the amount of interest or other charges or fees earned on loans or other products.

  The short term and long term impact of the new Basel II capital standards and the forthcoming new capital rules to be proposed for non-Basel II U.S. banks is uncertain.

        As a result of the recent deterioration in the global credit markets and the potential impact of increased liquidity risk and interest rate risk, it is unclear what the short term impact of the implementation of Basel II may be or what impact a pending alternative standardized approach to Basel II option for non-Basel II U.S. banks may have on the cost and availability of different types of credit and the potential compliance costs of implementing the new capital standards.

  Failure to manage our growth may adversely affect our performance.

        Our financial performance and profitability depend on our ability to manage our recent and possible future growth. Future acquisitions and our continued growth may present operating, integration and other issues that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  We face strong competition from financial services companies and other companies that offer banking services.

        We conduct most of our operations in California. The banking and financial services businesses in California are highly competitive and increased competition in our primary market area may adversely impact the level of our loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits.

  If we cannot attract deposits, our growth may be inhibited.

        Our ability to increase our asset base depends in large part on our ability to attract additional deposits at favorable rates. We seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets. We cannot assure you that these efforts will be successful.

  If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

        A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans.

  Managing reputational risk is important to attracting and maintaining customers, investors and employees.

        Threats to our reputation can come from many sources, including unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers. We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers, investors and employees, costly litigation, a decline in revenues and increased governmental regulation.

  We may experience future goodwill impairment.

        If our estimates of goodwill fair value change due to changes in our businesses or other factors, we may determine that an impairment charge is necessary. Estimates of fair value are determined based on a complex model using cash flows and company comparisons. If management's estimates of future cash flows are inaccurate, the fair value determined could be inaccurate and impairment not recognized in a timely manner.

Risks Relating to Our Preferred Stock and Our Common Stock

  Our ability to pay dividends on the Preferred Stock depends primarily on East West Bank's ability to distribute funds to us.

        Dividends on the Preferred Stock will be payable in cash if, when and as declared by our board of directors out of funds legally available for the payment of dividends. Our ability to pay dividends, however, may be limited because we are a holding company and, as such, do not have any significant operations or assets other than our ownership of the shares of our operating subsidiaries. Dividends and other permitted distributions from our subsidiaries are expected to be our sole source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends or other distributions, if any, to the holders of our share capital. State and federal laws and regulations limit the amount of dividends and other distributions that our banking subsidiary, East West Bank, is permitted to pay or make. See "Description of East West Bancorp, Inc. Capital Stock—Common Stock—Dividends" in the accompanying prospectus. East West Bank has a policy to remain well capitalized in order to meet capital adequacy requirements under federal law and, accordingly, generally would not pay dividends to the extent payment of the dividend would result in it not being well-capitalized. See "Business—Supervision and Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2007.

  Our outstanding debt securities restrict our ability to pay dividends on the Preferred Stock.

        In March 2000, East West Capital Trust I issued $10,750,000 of 10.875% Trust Preferred Securities. In July 2000, East West Capital Trust II issued $10,000,000 of 10.95% Trust Preferred Securities. In December 2003, East West Capital Statutory Trust III issued $10,000,000 of Floating Rate Trust Preferred Securities. In June 2004, East West Capital Trust IV issued $10,000,000 of Floating Rate Trust Preferred Securities. In November 2004, East West Capital Trust V issued $15,000,000 of Floating Rate Trust Preferred Securities. In September 2005, East West Capital Trust VI issued $20,000,000 of Floating Rate Trust Preferred Securities. In March 2006, East West Capital Trust VII issued $30,000,000 of Floating Rate Trust Preferred Securities. In March 2007, East West Capital Trust VIII issued $20,000,000 of Floating Rate Trust Preferred Securities. In August 2007, East West Capital Trust IX issued $30,000,000 of Floating Rate Trust Preferred Securities. These securities are collectively referred to herein as "Trust Preferred Securities." Payments to investors in respect of the Trust Preferred Securities are funded by distributions on certain series of securities issued by us, with similar terms to the relevant series of Trust Preferred Securities, which we refer to as the "Junior Subordinated Securities."

        In April 2005, we issued $50,000,000 in subordinated debt, and in September 2005, we issued an additional $25,000,000 in subordinated debt. These securities are collectively referred to herein as the "Subordinated Securities."

        If for any interest payment period we do not pay interest in respect of the Junior Subordinated Securities (which will be used to make distributions on the Trust Preferred Securities), or if for any interest payment period we do not pay interest in respect of the Subordinated Securities, or if any other event of default occurs, then we generally will be prohibited from declaring or paying any dividends or other distributions, or redeeming, purchasing or acquiring, any of our capital securities, including the Preferred Stock, during the next succeeding interest payment period applicable to any of the Junior Subordinated Securities, or next succeeding interest payment period applicable to the Subordinated Securities, as the case may be.

        In addition, any other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Preferred Stock. In the event that any other financing agreements in the future restrict our ability to pay dividends in cash on the Preferred Stock, we may be unable to pay dividends in cash on the Preferred Stock unless we can refinance amounts outstanding under those agreements.

  State laws may restrict our ability to pay dividends on the Preferred Stock.

        Our ability to pay dividends on the Preferred Stock is limited by Delaware law and, under certain circumstances, could be limited by California law. See "Description of East West Bancorp, Inc. Capital Stock—Common Stock—Dividends" in the accompanying prospectus.

  Dividends on the Preferred Stock are non-cumulative and holders of the Preferred Stock will have no right to receive a dividend with respect to any dividend period if it is not declared by our board of directors.

        Dividends on the Preferred Stock are non-cumulative and payable only if, when and as declared by our board of directors. Consequently, if for any reason our board of directors does not authorize and declare a dividend for any dividend period, holders of the Preferred Stock will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Preferred Stock. Our board of directors may determine that it would be in our best interest to pay less than the full amount of the stated dividends on the Preferred Stock or no dividend for any quarter even if funds are available. In addition, the liquidation preference of the Preferred Stock will not be adjusted for any dividends that are not declared by our board of directors.

  The Preferred Stock will rank junior to all of our liabilities and will not limit our ability to incur future indebtedness.

        The Preferred Stock will be equity interests in us and will not constitute indebtedness. As such, the Preferred Stock will rank junior to all of our indebtedness and other liabilities. In the event of our bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Preferred Stock only after all of our indebtedness and other liabilities have been paid. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the Preferred Stock (1) dividends are payable only if, when and as declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends out of lawfully available funds. The Preferred Stock will also rank junior to all of the liabilities of our subsidiaries and the liquidation preferences of any preferred stock of our subsidiaries.

        In addition, the Preferred Stock will not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Stock.

  The price of our common stock, and therefore of the Preferred Stock, may fluctuate significantly, and this may make it difficult for you to resell the Preferred Stock or common stock issuable upon conversion of the Preferred Stock when you want or at prices you find attractive.

        The price of our common stock on the Nasdaq Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Preferred Stock is convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Preferred Stock.

        Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

  •
  actual or anticipated quarterly fluctuations in our operating and financial results;

  •
  developments related to investigations, proceedings or litigations that involve us;

  •
  changes in financial estimates and recommendations by financial analysts;

  •
  dispositions, acquisitions and financings;

  •
  actions of our current stockholders, including sales of common stock by existing stockholders and our directors and executive officers;

  •
  changes in the ratings of our other securities;

  •
  fluctuations in the stock price and operating results of our competitors;

  •
  regulatory developments; and

  •
  developments related to the financial services industry.

        The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the Nasdaq Global Select Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock, and, in turn, the Preferred Stock.

        In addition, we expect that the market price of the Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness and the occurrence of events affecting us that do not require an adjustment to the conversion rate.

  There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Preferred Stock.

        Except as described under "Underwriting," we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or Preferred Stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

        Each share of Preferred Stock will be convertible at the option of the holder thereof into shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issued upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the Preferred Stock outstanding. In addition, the existence of the Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of the Preferred Stock could depress the price of our equity securities.

  The issuance of additional shares of preferred stock could adversely affect holders of common stock, which may negatively impact your investment.

        Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Preferred Stock.

  The Preferred Stock may be junior in rights and preferences to our future preferred stock.

        Subject to approval by 66 2/3% of the shares of Preferred Stock outstanding at the time, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Stock. The terms of any such future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. Unless full dividends for all of our outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Preferred Stock, and no shares of the Preferred Stock may be repurchased, redeemed, or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Preferred Stock not being paid when due to you.

  Holders of the Preferred Stock will have no rights as holders of common stock until they acquire the common stock.

        Until the conversion of your Preferred Stock into common stock, you will have no rights with respect to the common stock, including voting rights (except as described under "Description of Preferred Stock—Voting Rights" and as required by applicable state law), rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, but your investment in our Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation, as amended, or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that may occur as a result of such amendment.

  You will have limited voting rights with respect to the Preferred Stock.

        The Preferred Stock will have no voting rights except in limited circumstances discussed herein, including as provided below, or as otherwise from time to time required by law. If dividends on the Preferred Stock are not paid in full for six dividend periods, whether consecutive or not, the holders of Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full quarterly dividends for four consecutive dividend periods. See "Description of Preferred Stock—Voting Rights."

  The conversion rate of the Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Preferred Stock or the common stock issuable upon conversion of the Preferred Stock.

        The number of shares of our common stock that you are entitled to receive upon conversion of a share of Preferred Stock is subject to adjustment for certain events arising from dividends or distributions in common stock, subdivisions and combinations of the common stock, certain issuances of stock purchase rights, distributions in other property, increases in cash dividends on our common stock, certain self tender offers and certain other actions by us that modify our capital structure. See "Description of Preferred Stock—Anti-Dilution Adjustments." We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions, and, except as described under "Underwriting," we are not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock. We cannot ensure that an event that adversely affects the value of the Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Preferred Stock.

  A change of control with respect to us may not constitute a make-whole acquisition or fundamental change for the purpose of the Preferred Stock.

        The Preferred Stock contains no covenants or other provisions to afford protection to you in the event of a change of control with respect to us, except upon the occurrence of a make-whole acquisition or a fundamental change to the extent described under "Description of the Preferred Stock—Conversion Upon Certain Acquisitions" and "Description of the Preferred Stock—Conversion Upon Fundamental Change," respectively. However, the terms "make-whole acquisition" and "fundamental change" are limited and may not include every change of control event that might cause the market price of the Preferred Stock to decline. As a result, your rights under the Preferred Stock upon the occurrence of a make-whole acquisition or fundamental change may not preserve the value of the Preferred Stock in the event of a change of control with respect to us. In addition, any change of control with respect to us may negatively affect the liquidity, value or volatility of our common stock, negatively impacting the value of the Preferred Stock.

  The delivery of make-whole shares in respect of conversions following a make-whole acquisition or adjustment to the conversion rate in respect of conversions following a fundamental change may not adequately compensate you.

        If a make-whole acquisition occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 calendar days after the effective date by a number of additional shares of common stock. The number of make-whole shares, if any, will be based on the stock price and the effective date of the make-whole acquisition. If the stock price is in excess of $55.00 per share (subject to adjustment), no make-whole shares will be issued upon conversion of the Preferred Stock. If the stock price is less than $12.56 per share (subject to adjustment), no make-whole shares will be issued upon conversion of the Preferred Stock. See "Description of Preferred Stock—Conversion Upon Certain Acquisitions." Although this adjustment is designed to compensate you for the lost option value of your Preferred Stock, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

        In addition, if a fundamental change occurs prior to conversion, we will, under certain circumstances, increase the conversion rate through an adjusted conversion price in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the fundamental change and ending on the date that is 30 calendar days after the effective date. See "Description of Preferred Stock—Conversion Upon Fundamental Change." However, if the applicable reference price is less than $6.28, holders will receive a maximum of 159.2357 shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock.

        Our obligation to deliver make-whole shares in respect of conversions following a make-whole acquisition or to adjust the conversion rate in respect of conversions following a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

  Anti-takeover provisions could negatively impact our stockholders.

        Provisions of Delaware law and of our certificate of incorporation, as amended, and bylaws could make it more difficult for a third-party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, our certificate of incorporation requires the approval of the holders of at least two-thirds of our outstanding shares of voting stock to approve certain business combinations. We are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our certificate of incorporation, as amended, authorizes our board of directors to issue preferred stock as described under "—The issuance of additional series of our preferred stock could adversely affect holders of our common stock, which may negatively impact your investment," and preferred stock could be issued as a defensive measure in response to a takeover proposal. Furthermore, our certificate of incorporation provides that our board of directors is divided into three classes of approximately equal size, the members of each class being elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. We are proposing to eliminate its classified board at its 2008 annual stockholders' meeting. These and other provisions could make it more difficult for a third-party to acquire us even if an acquisition might be in the best interest of our stockholders.

  The Preferred Stock is a new series of securities and an active trading market for it may not develop.

        The Preferred Stock is a new issue of securities. Accordingly, prior to this offering, there has been no public market for the Preferred Stock. The Preferred Stock will not be listed on any securities exchange or included in any automated quotation system. There can be no assurance that an active trading market will develop, or if developed, that an active trading market will be maintained. The underwriter has advised us that it intends to facilitate secondary market trading by making a market in the Preferred Stock. However, the underwriter is not obligated to make a market in the Preferred Stock and may discontinue market making activities at any time.

  You may be subject to tax upon an adjustment to the conversion rate of the Preferred Stock even though you do not receive a corresponding cash distribution.

        The conversion rate of the Preferred Stock is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a non-U.S. holder (as defined in "Certain U.S. Federal Income Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the Preferred Stock. See "Certain U.S. Federal Income Tax Considerations."

USE OF PROCEEDS

        We expect to receive net proceeds from the offering of the Preferred Stock of approximately $169.5 million (approximately $193.9 million if the underwriter's option to purchase additional shares is exercised in full), after underwriting commissions and expenses. We intend to use the net proceeds of the offering of the Preferred Stock for general corporate purposes, including to increase our liquidity and our capital and to reduce our borrowings. The precise amounts and timing of the application of the net proceeds will depend on the requirements of East West Bancorp, Inc. and its subsidiaries and affiliates. Initially, we intend to deposit the net proceeds with East West Bank, which will apply the funds to reduce borrowings pursuant to Federal Home Loan Bank advances, pending their application.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock trades on the Nasdaq Global Select Market under the symbol "EWBC." As of March 31, 2008, there were 63,356,285 shares of our common stock issued. As of January 31, 2008, there were approximately 2,226 shareholders of record. The following table provides the high and low closing sale prices per share during the periods indicated as reported on the Nasdaq Global Select Market and dividends paid per share of our common stock during such periods.

	Low Sale Price	High Sale Price	Common Stock Dividends
Fiscal 2008:
Second Quarter (through April 23, 2008)	$12.56	$18.41
First Quarter	$17.13	$25.64	$0.10
Fiscal 2007:
Fourth Quarter	$24.13	$38.27	$0.10
Third Quarter	$34.95	$39.59	$0.10
Second Quarter	$35.31	$41.86	$0.10
First Quarter	$35.26	$38.96	$0.10
Fiscal 2006:
Fourth Quarter	$34.49	$39.64	$0.05
Third Quarter	$36.76	$40.88	$0.05
Second Quarter	$36.76	$40.91	$0.05
First Quarter	$35.13	$39.51	$0.05

        The closing sale price per share of our common stock on April 23, 2008 as reported by the Nasdaq Global Select Market was $12.56.

        The amount of future dividends will depend on earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis.

CAPITALIZATION

        The following table sets forth, on a consolidated basis, our cash and cash equivalents, Federal Home Loan Bank advances and capitalization (long-term debt and equity) as of March 31, 2008, in each case, on an actual basis and as adjusted to give effect to this offering.

        You should read the following table together with "Consolidated Selected Historical Financial Data" and our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2008
	Actual	As Adjusted
	($ in thousands)
Cash and cash equivalents	$265,019	$265,019

Federal Home Loan Bank advances(1)	$1,653,411	$1,483,224

Total long-term debt(2)	$1,235,481	$1,235,481
Stockholders' equity
8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, offered hereby	—	175,000
Common stock—Par value of $0.001 per share and authorized 200,000,000 shares at March 31, 2008; issued 69,889,738 shares; outstanding 63,356,285 shares	70	70
Additional paid in capital	657,438	652,625
Retained earnings	655,433	655,433
Less 6,533,453 treasury shares at cost	(100,125)	(100,125)
Accumulated other comprehensive loss	(109,032)	(109,032)

Total stockholders' equity	1,103,784	1,273,971

Total capitalization	$2,339,265	$2,509,452

Capital adequacy
Tangible equity to total tangible assets	6.48%	7.97%
Tier 1 risk-based capital ratio	8.78%	10.29%
Total risk-based capital ratio	10.59%	12.10%
Tier 1 leverage ratio	8.58%	10.05%

(1)
Assumes that the net proceeds of this offering will be deposited with East West Bank, which will apply the funds to reduce borrowings pending their application as described under "Use of Proceeds".

(2)
Includes securities sold under repurchase agreements and long-term debt, including the Junior Subordinated Securities and Subordinated Securities.

REGULATORY CONSIDERATIONS

        As a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, we are subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports we file with the SEC, which are incorporated by reference into the accompanying prospectus.

        Dividends from East West Bank are our primary source of funds for payment of principal and interest on our debt and dividends to our stockholders, including holders of Preferred Stock. In the year ended December 31, 2007, we declared cash dividends to the holders of our common stock of $24.6 million. There are, however, statutory limits on the amount of dividends that East West Bank can pay to East West Bancorp, Inc. without regulatory approval.

        East West Bank may not, without the prior approval of the California Department of Financial Institutions, pay a dividend in an amount which exceeds the lesser of (a) the retained earnings of East West Bank; or (b) the net income of the bank for its last three fiscal years, less the amount of any distributions made by East West Bank or by any majority-owned subsidiary of East West Bank during such period. At December 31, 2007, the amount available for payment of dividends to us by East West Bank totaled $340.6 million.

        If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the bank, the applicable regulatory authority might deem the bank to be engaged in an unsafe or unsound practice if the bank were to pay dividends. The Federal Reserve has issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. The California Department of Financial Institutions follows a similar approach.

CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA

        The following tables present selected our consolidated condensed financial data on a historical basis and were derived from our audited financial statements. The information presented in the tables should be read in conjunction with our consolidated financial statements, and the related notes thereto, as incorporated by reference into the accompanying prospectus. For more information, see the section entitled "Incorporation By Reference" included elsewhere in this prospectus supplement.

	2007	2006	2005	2004	2003
	(In thousands, except per share data)
Summary of Operations:
Interest and dividend income	$773,607	$660,050	$411,399	$252,070	$178,543
Interest expense	365,613	292,568	131,284	52,897	35,232

Net interest income	407,994	367,482	280,115	199,173	143,311
Provision for loan losses	12,000	6,166	15,870	16,750	8,800

Net interest income after provision for loan losses	395,994	361,316	264,245	182,423	134,511
Noninterest income	51,268	34,358	29,649	30,371	31,081
Noninterest expense	185,003	161,893	123,533	91,461	75,932

Income before provision for income taxes	262,259	233,781	170,361	121,333	89,660
Provision for income taxes	101,092	90,412	61,981	43,311	30,668

Net income	$161,167	$143,369	$108,380	$78,022	$58,992

Basic earnings per share(1)	$2.63	$2.40	$2.03	$1.54	$1.23
Diluted earnings per share(1)	$2.60	$2.35	$1.97	$1.49	$1.19
Dividends per share(1)	$0.40	$0.20	$0.20	$0.20	$0.20
Average number of shares outstanding, basic(1)	61,180	59,605	53,454	50,654	48,112
Average number of shares outstanding, diluted(1)	62,093	60,909	55,034	52,297	49,486
At Year End:
Total assets	$11,852,212	$10,823,711	$8,278,256	$6,028,880	$4,055,433
Loans receivable, net	8,750,921	8,182,172	6,724,320	5,080,454	3,234,133
Investment securities available-for-sale	1,887,136	1,647,080	869,837	534,452	445,142
Deposits	7,278,914	7,235,042	6,258,587	4,522,517	3,312,667
Federal Home Loan Bank advances	1,808,419	1,136,866	617,682	860,803	281,300
Stockholders' equity	1,171,823	1,019,390	734,138	514,309	361,983
Shares outstanding(1)	63,137	61,431	56,519	52,501	48,857
Book value per share(1)	$18.56	$16.59	$12.99	$9.80	$7.41
Financial Ratios:
Return on average assets	1.45%	1.46%	1.55%	1.57%	1.64%
Return on average equity	14.89	15.78	18.27	17.86	18.12
Dividend payout ratio	15.27	8.35	9.88	12.93	16.31
Average stockholders' equity to average assets	9.77	9.26	8.48	8.77	9.04
Net interest margin	3.94	3.98	4.23	4.24	4.26
Efficiency ratio(2)	37.71	37.16	36.53	35.64	38.57
Asset Quality Ratios:
Net chargeoffs (recoveries) to average loans	0.08%	(0.01)%	0.08%	0.12%	0.06%
Nonperforming assets to year end total assets	0.57	0.18	0.36	0.10	0.16
Allowance for loan losses to year end total gross loans	1.00	0.95	1.01	0.99	1.20

(1)
Prior period amounts have been restated to reflect the 2 for 1 stock split on June 21, 2004.

(2)
Represents noninterest expense, excluding the amortization of intangibles and investments in affordable housing partnerships, divided by the aggregate of net interest income before provision for loan losses and noninterest income.

DESCRIPTION OF PREFERRED STOCK

        The following is a summary of some of the terms of the Preferred Stock. Terms that apply generally to our preferred stock are described in the "Description of Preferred Stock" section of the accompanying prospectus. The following summary is not complete and is qualified in its entirety by reference to the relevant sections of our certificate of incorporation, as amended, including the certificate of designations creating the Preferred Stock, which will be incorporated by reference in the registration statement that we filed with the SEC. You should read our certificate of incorporation, as amended, including the certificate of designations, for the provisions that are important to you.

        As used in this section, the terms the "us," "we" or "our" refer to East West Bancorp, Inc. and not any of its subsidiaries.

General

        As of the date of this prospectus supplement, our certificate of incorporation, as amended, authorizes the issuance of 5,000,000 shares of preferred stock, $0.001 par value per share. When issued, the Preferred Stock will constitute a single series of our preferred stock, consisting of 175,000 shares (up to 200,000 shares if the underwriter's option to purchase additional shares is exercised in full), $0.001 par value per share and liquidation preference $1,000 per share. All of the shares of the Preferred Stock, when issued and paid for, will be validly issued, fully paid and non-assessable. The holders of the Preferred Stock will have no preemptive rights or subscription rights to acquire more of our stock.

        As of the date of this prospectus supplement, we are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share. As of April 17, 2008, 63,356,085 shares of common stock were issued and outstanding.

Ranking

        The Preferred Stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

  •
  senior to our common stock and any other class or series of our capital stock that we may issue in the future the terms of which do not expressly provide that it ranks on a parity with, or senior to, the Preferred Stock;

  •
  equally with any class or series of our capital stock that we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock;

  •
  junior to any class or series of our capital stock that we may issue in the future the terms of which expressly provide that such class or series will rank senior to the Preferred Stock; and

  •
  junior to all of our existing and future debt obligations and other liabilities.

In addition, the Preferred Stock, with respect to dividends rights and rights upon our liquidation, dissolution or winding-up, will be structurally subordinated to existing and future indebtedness of our subsidiaries.

        We may from time to time, without notice to or consent from the holders of Preferred Stock, create and issue additional shares of Preferred Stock or preferred stock ranking equally with or junior to the Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up; provided, however, that if we elect to issue additional shares of Preferred Stock after the date of this prospectus supplement, any additional shares of Preferred Stock must be deemed to form a single series with the Preferred Stock offered hereby for U.S. federal income tax purposes.

        As of the date of this prospectus supplement, we had no shares of any class or series of preferred stock outstanding.

Dividends

        Cash dividends on the Preferred Stock will be payable, on a non-cumulative basis, quarterly only if, when and as declared by our board of directors out of funds legally available for the payment of dividends under Delaware law, on the $1,000 per share liquidation preference, at an annual rate equal to 8.00%. Subject to the foregoing, dividends will be payable in arrears on February 1, May 1, August 1 and November 1 of each year (each, a "dividend payment date") commencing on August 1, 2008. Each dividend will be payable to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the 15th day of the month preceding the month in which the relevant dividend payment date is scheduled. This day is called the record date for payment of dividends. The record date shall apply regardless of whether it is a business day.

        Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not declare cash dividends on the Preferred Stock for a dividend period prior to the related dividend payment date, in full or otherwise, such undeclared dividend will not accrue and shall cease to be payable. We have no obligation to pay dividends for such dividend period after the dividend payment date for such dividend period or to pay interest with respect to such dividends, whether or not we declare dividends on the Preferred Stock for any subsequent dividend period. See "Risk Factors—Risks Relating to Our Preferred Stock and Our Common Stock—Dividends on the Preferred Stock are non-cumulative and holders of the Preferred Stock will have no right to receive a dividend with respect to any dividend period if it is not declared by our board of directors."

        Each period from, and including, a dividend payment date (or with respect to the first dividend period, the date of original issuance of the Preferred Stock) to, but excluding, the following dividend payment date is herein referred to as a "dividend period." If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid. The term "business day" means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. We will calculate dividends on the Preferred Stock on the basis of a 360-day year consisting of twelve 30-day months.

        There will be no sinking fund with respect to dividends.

        No dividends on the Preferred Stock will be declared by our board of directors, or paid or set apart for payment by us, at any time during which the terms and provisions of any of our agreements, including any agreement relating to our junior subordinated securities and subordinated securities and our other indebtedness, would prohibit a declaration, payment or setting apart for payment of a dividend or provide that such a declaration, payment or setting apart for payment would constitute a breach or a default or would not be permitted thereunder. See "Risk Factors—Risks Relating to Our Preferred Stock and Our Common Stock—Our outstanding debt securities restrict our ability to pay dividends on the Preferred Stock." No dividends on the Preferred Stock will be declared or paid or set apart for payment if prohibited by applicable law or regulation. In addition, we are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. See "Risk Factors—Risks Relating to Our Preferred Stock and Our Common Stock—State laws may restrict our ability to pay dividends on the Preferred Stock" and "—Our ability to pay dividends on the Preferred Stock depends primarily on East West Bank's ability to distribute funds to us."

        For a discussion of the tax consequences of dividends paid on the Preferred Stock, see "Certain U.S. Federal Income Tax Considerations—U.S. Holders—Dividends" and "Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders—Dividends."

  Dividend Stopper

        We may not declare or pay (or set apart for payment) dividends on any of our stock that ranks equally with the Preferred Stock (if any) unless we have declared and paid (or set apart for payment), dividends on the Preferred Stock for the most recent dividend period ending on or before the dividend payment date of that other stock, ratably with dividends on that other stock, in proportion to the respective amounts of (A) the full amount of dividends payable on the Preferred Stock for such dividend period and (B) the accumulated and unpaid dividends, or the full amount of dividends payable for the most recent dividend period in the case of non-cumulative preferred stock, on that other stock.

        Except as set forth above, if full cash quarterly dividends on all outstanding shares of the Preferred Stock have not been declared and paid (or set apart for payment) for the most recently completed dividend period, we will be prohibited from declaring or paying (or setting apart for payment) dividends with respect to, or repurchasing, redeeming or making a liquidation payment with respect to, our common stock or any other stock of ours ranking equally with or junior to the Preferred Stock as to dividends (any such stock, "Junior or Parity Stock"), other than:

  •
  redemptions, purchases or other acquisitions of Junior or Parity Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan;

  •
  any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights pursuant thereto;

  •
  conversions or exchanges of Junior or Parity Stock for Junior or Parity Stock; and

  •
  any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged.

Redemption

        The Preferred Stock will not be redeemable either at our option or at the option of the holders.

Optional Conversion Right

        Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 64.9942 shares of our common stock (which reflects an initial conversion price of approximately $15.39 per share of common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments and subject to the limitation set forth below under "—Limitation on Beneficial Ownership".

        The conversion rate and the corresponding conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

        If the conversion date is prior to the record date for any declared dividend for the dividend period in which you elect to convert, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date for any declared dividend and prior to the dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; provided, however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date, you must pay to the conversion agent when you convert your shares of Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares of Preferred Stock are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below under "—Mandatory Conversion at Our Option," "—Conversion Upon Certain Acquisitions" and "—Conversion Upon Fundamental Change," respectively.

Mandatory Conversion at Our Option

        On or after May 1, 2013, we may, at our option, at any time or from time to time cause some or all of the Preferred Stock to be converted into shares of our common stock at the then applicable conversion rate if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our common stock exceeds 130% of the then applicable conversion price of the Preferred Stock.

        If less than all of the Preferred Stock are converted, the conversion agent will select the Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary (so long as such method is not prohibited by the rules of any stock exchange on which the Preferred Stock is then traded). If the conversion agent selects a portion of your Series Preferred Stock for partial mandatory conversion and you convert a portion of the same share of Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion.

        The "closing price" of our common stock on any date of determination means:

  •
  the closing sale price of our common stock (or, if no closing sale price is reported, the last reported sale price our common stock) on that date on the Nasdaq Global Select Market;

  •
  if our common stock is not traded on the Nasdaq Global Select Market on that date, the closing sale price of our common stock (or, if no closing sale price is reported, the last reported sale price our common stock) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange or association on which our common stock is traded;

  •
  if our common stock is not traded on a U.S. national or regional securities exchange or association on that date, the last quoted bid price per share on that date in the over-the-counter market as reported by Pink Sheets LLC or similar organization; or

  •
  if our common stock is not so quoted by Pink Sheets LLC or a similar organization on that date, as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

The "closing price" for any other share of capital stock shall be determined on a comparable basis.

        A "trading day" is a day on which the shares of our common stock:

  •
  are not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

  •
  have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

        For purposes of this prospectus supplement, all references to the closing price and last reported sale price of the common stock on the Nasdaq Global Select Market shall be such closing price and last reported sale price as reflected on the website of the Nasdaq Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the Nasdaq Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Global Select Market shall govern.

        To exercise the mandatory conversion right described above, we must give notice by (i) providing a notice of such conversion to each holder of our Preferred Stock or (ii) issuing a press release for publication and making this information available on our website. The conversion date will be a date selected by us (the "mandatory conversion date") and will be no less than 10 calendar days, and no more than 20 calendar days, after the date on which we provide such notice of mandatory conversion or issue such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

  •
  the mandatory conversion date;

  •
  the number of shares of our common stock to be issued upon conversion of each share of Preferred Stock; and

  •
  the number of shares of Preferred Stock to be converted.

Limitation on Beneficial Ownership

        Notwithstanding the foregoing, no holder of Preferred Stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a "beneficial owner" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Preferred Stock to convert mandatorily.

Conversion Procedures

        Conversion into shares of our common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, certificates representing shares of our common stock will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the conversion agent if shares of the Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below. If a holder's interest is a beneficial interest in a global certificate representing Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary's procedures for converting a beneficial interest in a global security.

        On the date of any conversion at the option of the holders, if a holder's interest is in certificated form, a holder must do each of the following in order to convert:

  •
  complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

  •
  surrender the shares of Preferred Stock to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date.

        If a holder's interest is a beneficial interest in a global certificate representing Preferred Stock, in order to convert a holder must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global security.

        The date on which a holder complies with the foregoing procedures is the "conversion date."

        The conversion agent for the Preferred Stock is initially the transfer agent. A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder's behalf, convert the Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us described below. Payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, a stock certificate or certificates, will be delivered to the holder, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent.

        The person or persons entitled to receive the shares of common stock issuable upon conversion of the Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date, except to the extent that all or a portion of such common stock is subject to the limitation on beneficial ownership. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Preferred Stock.

Conversion Upon Certain Acquisitions

        General.    The following provisions will apply if, prior to the conversion date, one of the following events occur:

  •
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common stock; or

  •
  consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property.

        These transactions are referred to as "make-whole acquisitions"; provided, however that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a make-whole acquisition.

        The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

        Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period (the "make-whole acquisition conversion period") beginning on the effective date of the make-whole acquisition (the "effective date") and ending on the date that is 30 calendar days after the effective date, by a number of additional shares of common stock (the "make-whole shares") as described below.

        We will notify holders, at least 20 calendar days prior to the anticipated effective date of such make-whole acquisition or within two business days of becoming aware of a make-whole acquisition described in the first bullet point of the definition of "make-whole acquisition", of the anticipated effective date or the effective date of such transaction. The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder's make-whole acquisition conversion right must be exercised. We will also notify holders on the effective date of such make-whole acquisition, specifying, among other things, the date that is 30 calendar days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion.

        To exercise the make-whole acquisition conversion right, a holder must comply with the requirements listed above under "—Conversion Procedures" on or before 5:00 p.m., New York City time, on the date that is 30 calendar days following the effectiveness of the make-whole acquisition and indicate that it is exercising the make-whole acquisition conversion right. The date that the holder complies with these requirements is referred to as the "make-whole conversion date." If a holder does not elect to exercise the make-whole acquisition conversion right, such holder's shares of the Preferred Stock will remain outstanding but will not be eligible to receive make-whole shares.

        Make-Whole Shares.    The following table sets forth the number of make-whole shares per share of Preferred Stock for each stock price and effective date set forth below:

	Stock Price
Effective Date
	$12.56	$14.00	$15.39	$17.50	$20.00	$22.50	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00
April 29, 2008	14.6236	13.1195	11.9346	10.4956	9.1837	8.1633	7.3469	6.0086	4.9532	4.2067	3.6469	3.2096	2.8575
May 1, 2009	14.6236	13.1195	11.9346	10.4956	8.5906	7.1695	6.1467	4.7831	3.9174	3.3182	2.8722	2.5270	2.2500
May 1, 2010	14.6236	13.1195	11.3191	8.8658	6.9472	5.6452	4.7511	3.6245	2.9495	2.4936	2.1606	1.9036	1.6974
May 1, 2011	14.6236	11.8127	9.4562	6.9314	5.0545	3.8626	3.1264	2.2980	1.8550	1.5683	1.3624	1.2035	1.0754
May 1, 2012	14.6236	10.2800	7.6042	4.7095	2.6594	1.5534	1.0973	0.7563	0.6131	0.5218	0.4557	0.4038	0.3614
May 1, 2013	14.6236	9.7012	6.7388	3.2262	0.1155	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	14.6236	9.7012	6.7388	3.2262	0.1155	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price (the "stock price") paid per share of our common stock in such transaction. If the holders of our shares of common stock receive only cash in the make-whole acquisition, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing price per share of our common stock on the 10 trading days up to, but not including, the effective date.

        The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Preferred Stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted. Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under "—Anti-Dilution Adjustments."

        The exact stock price and effective date may not be set forth on the table, in which case:

  •
  if the stock price is between two stock price amounts on the table or the effective date is between two effective dates on the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

  •
  if the stock price is in excess of $55.00 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Preferred Stock; and

  •
  if the stock price is less than $12.56 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Preferred Stock.

        Our obligation to deliver make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

Conversion Upon Fundamental Change

        If the reference price (as defined below) in connection with a fundamental change (as defined below) is less than the applicable conversion price, a holder may elect to convert each share of Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 calendar days after the effective date of such fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $6.28, which is equal to 50% of the closing price of our common stock on the date of this prospectus supplement, subject to adjustment (the "base price"). The base price will be adjusted as of any date the conversion rate of the Preferred Stock is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of 159.2357 shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.

        The "reference price" is the price paid per share of common stock in such fundamental change. If the holders of our shares of common stock receive only cash in the fundamental change, the reference price shall be the cash amount paid per share. Otherwise, the reference price shall be the average of the closing price per share of our common stock on the 10 trading days up to, but not including, the effective date of the fundamental change.

        A "fundamental change" will have deemed to have occurred upon the occurrence of any of the following:

  (a)
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in

    Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common stock; or

  (b)
  consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our shares of common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that "beneficially owned" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction; or

  (c)
  our common stock ceases to be listed on a U.S. national securities exchange or association (other than as a result of a transaction described in paragraph (b) above);

provided, however, that a fundamental change with respect to clauses (a) or (b) above will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of common stock that is traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a fundamental change.

        The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

        We will notify holders, at least 20 calendar days prior to the anticipated effective date of such fundamental change or within two business days of becoming aware of a fundamental change described in the first bullet point of the definition of "fundamental change", of the anticipated effective date or the effective date of such fundamental change. The notice will specify the anticipated effective date of the fundamental change and the date by which each holder's fundamental change conversion right must be exercised. We will also notify holders on the effective date of such fundamental change, specifying, among other things, the date that is 30 calendar days after the effective date, the adjusted conversion price following the fundamental change and the amount of the cash, securities and other consideration receivable by the holder upon conversion.

        To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under "—Conversion Procedures" on or before the date that is 30 calendar days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. The date that the holder complies with these requirements is referred to as the "fundamental change conversion date." If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder's shares at the adjusted conversion price and such holder's shares of the Preferred Stock will remain outstanding.

Reorganization Events

        In the event of:

  (a)
  any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

  (b)
  any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities or other property;

  (c)
  any reclassification of the common stock into securities, including securities other than the common stock; or

  (d)
  any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

each of which is referred to as a "reorganization event," each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Preferred Stock, become convertible into the kind of securities, cash and other property receivable in such reorganization event by a holder of the shares of our common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the "exchange property"). In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election. Holders have the right to convert their shares of Preferred Stock in the event of certain acquisitions as described under "—Conversion Upon Certain Acquisitions" and "—Conversion Upon Fundamental Change." In connection with certain reorganization events, holders of the Preferred Stock may have the right to vote as a class, see "—Voting Rights."

Anti-Dilution Adjustments

        We will adjust the conversion rate in the following circumstances:

        (1)   issuances of our common stock to all or substantially all holders of our common stock as a dividend or distribution, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1

OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution

        Any adjustment made pursuant to this clause (1) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include shares of our common stock held in treasury, if any. We will not pay any dividend or make any distribution on our shares of our common stock held in treasury, if any.

        (2)   certain subdivisions or combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1

OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination
CR1	=	the conversion rate in effect on the effective date of such subdivision or combination
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination

        Any adjustment made pursuant to this clause (2) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

        (3)   issuances to all or substantially all holders of our common stock of certain rights (other than rights issued pursuant to a shareholders' rights plan) or warrants to purchase, for a period expiring within 45 calendar days of the date of issuance, shares of our common stock at a price less than the current market price (as defined below) of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS0 + X

OS0 + Y

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance
CR1	=	the conversion rate in effect on the ex-dividend date for such issuance
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants
Y	=	the number of shares of our common stock equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the current market price of our common stock

        Any adjustment made pursuant to this clause (3) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. In the event that such rights or warrants described in this clause (3) are not so issued, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants to the conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For purposes of this clause (3), the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance shall not include shares of our common stock held in treasury, if any. We will not issue any such rights or warrants in respect of shares of our common stock held in treasury, if any.

        (4)   distributions to all or substantially all holders of our common stock of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

  •
  any dividends or distributions referred to in clause (1) above;

  •
  the rights and warrants referred to in clause (3) above;

  •
  any dividends or distributions referred to in clause (5) below;

  •
  any dividends and distributions in connection with a consolidation, merger, sale, transfer, lease, conveyance, reclassification or statutory exchange resulting in a change in the conversion consideration as described above under "—Reorganization Events;" and

  •
  any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0

SP0 - FMV

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution
CR1	=	the conversion rate in effect on the ex-dividend dated date for such distribution
SP0	=	the current market price of our common stock
FMV	=
the fair market value (as determined by our board of directors), on the ex-dividend date for such distribution, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock

        If the transaction that gives rise to an adjustment pursuant to this clause (4) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or listed on the Nasdaq Global Select Market, the Nasdaq Global Market, the New York Stock Exchange or any other U.S. national securities exchange or association, then the conversion rate will instead be adjusted based on the following formula:

CR1 = CR0 ×	FMV0 + MP0

MP0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such distribution
FMV0	=
the average of the closing prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock during the 10 consecutive trading day period commencing on, and including, the effective date of the spin-off
MP0	=	the average of the closing prices of our common stock during the 10 consecutive trading day period commencing on, and including, the effective date of the spin-off

        Any adjustment made pursuant to this clause (4) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. In the event that such distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to the conversion rate is required under this clause (4), delivery of any additional shares of our common stock upon conversion of the Preferred Stock will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

        (5)   dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than (i) dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a consolidation, merger, sale, transfer, lease, conveyance, reclassification or statutory exchange resulting in a change in the conversion consideration as described above under "—Reorganization Events" or (ii) regular cash dividends to the extent that such dividends do not exceed $0.10 per share in any fiscal quarter (the "dividend threshold amount"), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0

SP0 - DIV

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution
SP0	=	the current market price of our common stock
DIV	=
the amount in cash per share of our common stock that we distribute to holders of our common stock, as determined pursuant to the following sentences. If any adjustment is required to be made as set forth in this clause (5) as a result of a distribution (i) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the dividend threshold amount or (ii) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5).

        Any adjustment made pursuant to this clause (5) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (5) is not so made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

        (6)   purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for all or any portion of our common stock, to the extent that the cash and the value of any other consideration included in the payment per share of the common stock exceeds the closing price per share of the common stock on the trading day next succeeding the last date, as it may be amended, on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the "expiration date"), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)

SP1 × OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the expiration date
CR1	=	the conversion rate in effect immediately after 5:00 p.m., New York City time, on the expiration date
AC	=
the aggregate value of all cash and any other consideration (as determined by our board of directors), on the expiration date, paid or payable for shares of our common stock validly tendered or exchanged and not withdrawn as of the expiration date
OS1	=	the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the "expiration time")
OS0	=	the number of shares of our common stock outstanding immediately before the expiration time
SP1	=	the average closing price per share of our common stock during the 10 consecutive trading day period commencing on the trading day immediately after the expiration date

        Any adjustment made pursuant to this clause (6) shall become effective immediately prior to 9:00 a.m., New York City time, on the trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversation rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to the conversion rate is required pursuant to this clause (6), delivery of any additional shares of our common stock upon conversion of the Preferred Stock will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

        The term "ex-dividend date," when used with respect to any such issuance, dividend or distribution, means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution. The term "current market price" means the average closing price of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the "ex-dividend date" with respect to the issuance, dividend or distribution requiring such computation. Notwithstanding the foregoing, whenever successive anti-dilution adjustments to the conversion rate are called for, such adjustments shall be made to the current market price as may be necessary or appropriate to effectuate the intent of the anti-dilution adjustments and to avoid unjust or inequitable results as determined by our board of directors.

        If during a period applicable for calculating the closing price of our common stock, an event occurs that requires an adjustment to the conversion rate, the closing price shall be calculated for such period in a manner determined by us to appropriately reflect the impact of such event on the price of our common stock during such period. Whenever any provision requires a calculation of an average of closing prices of our common stock over multiple days, appropriate adjustments shall be made to account for any adjustment to the conversion rate that becomes effective or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period during which the average is to be calculated.

        To the extent that we have a rights plan in effect with respect to the common stock on any conversion date, upon conversion of any shares of the Preferred Stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the shares of our common stock, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all or substantially all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In cases where the fair market value of shares of capital stock, evidences of indebtedness, assets (including cash) or securities, including with respect to a spin-off, as to which clauses (4) and (5) above apply, applicable to one share of common stock, distributed to holders of common stock:

  (1)
  equals or exceeds the current market price of the common stock; or

  (2)
  the current market price of the common stock exceeds the fair market value of shares of capital stock, evidences of indebtedness, assets (including cash) or securities so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder shall be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of shares of capital stock, evidences of indebtedness, assets (including cash) or securities comprising the distribution that such holder would have received if such holder's Preferred Stock had been converted immediately prior to the record date for determining the holders of common stock entitled to receive the distribution.

        Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing. No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as a result of holding the Preferred Stock, without having to convert the Preferred Stock, as if they held the full number of shares of our common stock into which a share of the Preferred Stock may then be converted.

        If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain U.S. Federal Income Tax Considerations".

        We may from time to time, to the extent permitted by law and subject to the applicable rules of the Nasdaq Global Select Market, increase the conversion rate of the Preferred Stock by a specified amount for a period of at least 20 business days. In that case, we will give at least 15 calendar days' prior notice of such increase. We may also make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of common stock (or rights to acquire common stock) or from any event treated as such for income tax purposes.

        Certain continued listing standards of the Nasdaq Stock Market potentially limit the amount by which we may increase the conversion rate. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our outstanding common stock under certain circumstances. Accordingly, we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards. However, we covenant not to enter into any transaction, or take any other action, that will require an adjustment to the conversion rate that would exceed the number of shares of our common stock that would require stockholder approval under the continued listing standards of the Nasdaq Stock Market without having obtained prior stockholder approval.

        We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to be sent to the conversion agent and to DTC and make this information available on our website. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Fractional Shares

        No fractional shares of our common stock will be issued upon conversion of the Preferred Stock. Instead, we will pay cash in lieu of any fractional shares of common stock otherwise issuable based on the closing price of our common stock on the second trading day immediately preceding the effective date of conversion. If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

Liquidation Rights

        Upon our liquidation, dissolution or winding up, the holders of Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per share of Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of our common stock or any other junior securities. After payment of the full amount of such liquidating distributions, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by, and will have no right or claim to any of our remaining assets.

        In the event that our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Preferred Stock and the corresponding amounts payable on any parity securities, the holders of Preferred Stock and the holders of such other parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

        For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale, lease or other transfer of all or substantially all of our assets, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

        The Preferred Stock will have no voting rights except as provided below or as otherwise from time to time required by applicable law.

        Whenever dividends payable on the shares of Preferred Stock have not been paid for six or more dividend periods, whether or not consecutive, the holders of the Preferred Stock will have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid (the "Voting Parity Securities"), voting together as a class, at a special meeting called at the request of holders of at least 20% of the shares of Preferred Stock outstanding or of any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of our stockholders) or at our next annual or special meeting of our stockholders, to elect two additional directors to our board of directors; provided that the election of any such director does not cause us to violate the applicable corporate governance requirements of the exchange or trading market where our common stock is then listed or quoted, as the case may be. At any meeting held for the purpose of electing such a director, the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Preferred Stock and any Voting Parity Securities shall be required to constitute a quorum of such shares. The affirmative vote of the holders of the Preferred Stock and any Voting Parity Securities representing a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

        Upon the election of any such directors, the number of directors that comprise our board of directors shall be increased by such number of directors. Such voting rights and the term of the additional directors so elected will continue until such time as full dividends have been paid on the Preferred Stock for at least four consecutive dividend periods. At that point, the right to elect additional directors terminates and the terms of office of the two additional directors so elected will terminate immediately. Holders of Preferred Stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the Preferred Stock and any Voting Parity Securities, voting together as a class. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office. See "Description of Preferred Stock—Voting Rights" in the accompanying prospectus for information regarding regulations of the Federal Reserve Board relating to voting rights resulting from dividends being in arrears.

        So long as any shares of Preferred Stock remain outstanding, we will not, without the vote (in person or by proxy) or written consent of the holders of at least 66 2/3% of the shares of the Preferred Stock, voting as a separate class:

  •
  amend, alter or repeal our certificate of incorporation, as amended (including the certificate of designation creating the Preferred Stock) or our bylaws in a way that adversely affects the powers, preferences or special rights of the Preferred Stock;

  •
  amend, alter or repeal our certificate of incorporation, as amended, to authorize, create or issue any of our capital stock ranking, as to dividends or upon our liquidation, dissolution or winding up, senior to the Preferred Stock, or reclassify any of our authorized capital stock into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

  •
  consummate a binding share exchange, a reclassification involving the Preferred Stock or a merger or consolidation of us with or into another entity; provided, however, that the holders of Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (ii) the Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights, taken as a whole, as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Preferred Stock.

        Any:

  •
  increase in the amount of authorized common stock or preferred stock; or

  •
  increase in the number of shares of any series of preferred stock (including the Preferred Stock); or

  •
  authorization, creation and issuance of other classes or series of capital stock (or securities convertible into such capital stock);

in each case ranking equally with or junior to the Preferred Stock will be deemed not to adversely affect such powers, preferences or special rights.

        The number of votes that each share of Preferred Stock and any parity stock participating in the votes described above shall have shall be in proportion to the liquidation preference of such share.

        Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to the rights of that preferred stock that adversely affects the rights, powers and preferences of the preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Miscellaneous

        We will at all times reserve and keep available out of the authorized and unissued shares of our common stock or shares held in the treasury by us, solely for issuance upon the conversion of the Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Preferred Stock then outstanding. Any shares of the Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar, Paying Agent and Conversion Agent

        BNY Mellon Shareowner Services will act as transfer agent, registrar and paying agent for the payment of dividends for the Preferred Stock and the conversion agent for the conversion of the Preferred Stock.

Title

        We and the transfer agent, registrar, paying agent and conversion agent may treat the registered holder of the Preferred Stock as the absolute owner of the Preferred Stock for the purpose of making payment of dividends and settling the related conversions and for all other purposes.

Book-Entry, Delivery and Form

        The Depository Trust Company will act as securities depositary for the Preferred Stock. The Preferred Stock will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of shares of the Preferred Stock, will be issued and deposited with or on behalf of the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

        The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the Preferred Stock so long as the Preferred Stock is represented by global security certificates.

        The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

        Except as otherwise required by applicable law, no shares of the Preferred Stock represented by global security certificates may be exchanged in whole or in part for the Preferred Stock registered, and no transfer of global security certificates will be made in whole or in part for the Preferred Stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates and we do not appoint a qualified replacement within 90 days; (ii) the depositary has ceased to be qualified to act as such and we do not appoint a qualified replacement within 90 days; or (iii) we decide to discontinue the use of book-entry transfer through the depositary (or any successor depositary). All of the Preferred Stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

        As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of the Preferred Stock represented by those certificates for all purposes under the Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent us or any of our agents or the registrar or any of its agents from giving effect to any written certification, proxy or other authorization furnished by the depositary or impair, as between the depositary and its members or participants, the operation of customary practices of the depositary governing the exercise of the rights of a holder of a beneficial interest in any global security certificates. The depositary or any nominee of the depositary may grant proxies or otherwise authorize any person to take any action that the depositary or such nominee is entitled to take pursuant to the Preferred Stock, the certificate of designations or the certificate of incorporation, which contains the terms of the Preferred Stock, or the articles of incorporation.

        Except in the limited circumstances referred to above or as otherwise required by applicable law, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the Preferred Stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of the Preferred Stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any of the

Preferred Stock represented by those certificates for any purpose under the Preferred Stock. All payments on the Preferred Stock represented by the global security certificates and all related transfers and deliveries of common stock will be made to the depositary or its nominee as their holder.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System, and Clearstream Banking, société anonyme. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

        Procedures for conversion on the conversion date will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

        Neither we nor any of the agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

        The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Preferred Stock Certificates

        If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and us.

        However, we are not required to issue any certificates representing the Preferred Stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the shares of the Preferred Stock (or common stock issuable on conversion of the Preferred Stock) by employee benefit plans to which (i) Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, applies, (ii) plans, individual retirement accounts and other arrangements to which Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, which we refer to as the Code, which we collectively refer to as Similar Laws, applies and (iii) entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, (each of which we call a Plan).

        Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan's particular circumstances before authorizing an investment in the shares of the Preferred Stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

  Prohibited Transaction Matters

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the ERISA Plans. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

        Whether or not our underlying assets were deemed to include "plan assets" as described below, prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the shares of the Preferred Stock were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), the acquisition and holding of the Preferred Stock (or the conversion of the Preferred Stock to Common Stock) could constitute a prohibited transaction, unless exemptive relief were available under an applicable exemption.

        In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the shares of the Preferred Stock by an ERISA plan. Those class exemptions include:

  •
  PTCE 96-23—for certain transactions determined by in-house asset managers;

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  PTCE 95-60—for certain transactions involving insurance company general accounts;

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  PTCE 91-38—for certain transactions involving bank collective investment funds;

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  PTCE 90-1—for certain transactions involving insurance company separate accounts; and

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  PTCE 84-14—for certain transactions determined by independent qualified professional asset managers.

        In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide a limited exemption for the purchase and sale of securities, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction.

        No assurance can be made that all of the conditions of any such exemptions will be satisfied.

  Plan Asset Matters

        ERISA and the regulations promulgated under ERISA by the U.S. Department of Labor (the "Plan Assets Regulations") generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940 as amended, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established that either less than 25 percent of the total of each class of equity interest in the entity is held by "benefit plan investors" (as defined in 3(42) of ERISA) (the "25 percent test"), or the entity is an "operating company," as defined in the Plan Asset Regulations. In order to be considered a "publicly offered security," our Preferred Stock must be (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of us and of one another, and (iii) either (1) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (2) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which the securities are part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of our fiscal year during which the offering of such securities to the public occurred.

        It is not anticipated that we will be an investment company registered under the Investment Company Act, and we will not monitor whether investment in the Preferred Stock by benefit plan investors will satisfy the 25 percent test. In addition, there can be no assurance that the Preferred Stock will constitute "publicly offered securities" for purposes of the Plan asset Regulations. We believe that we qualify as an "operating company," although no assurance can be given in this regard.

        If our assets were deemed to be "plan assets" under ERISA, however, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

        Because of the possibility that direct or indirect prohibited transactions or similar violations of applicable Similar Laws could occur as a result of the purchase, holding or disposition of the shares of the Preferred Stock by a Plan, the shares of the Preferred Stock may not be purchased or held by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the shares of the Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws. Any purchaser or holder of the shares of Preferred Stock or any interest in the shares of the Preferred Stock will be deemed to have represented by its purchase and holding of the shares of the Preferred Stock that either:

  •
  it is not a Plan and is not purchasing or holding the shares of the Preferred Stock (or common stock issuable on conversion of the Preferred Stock) on behalf of or with the assets of any Plan; or

  •
  its purchase, holding and disposition of the shares of the Preferred Stock (or common stock issuable on conversion of the Preferred Stock) will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

        Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of shares of the Preferred Stock on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of shares of the Preferred Stock, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the shares of the Preferred Stock by the Plan are entitled to full exemptive relief thereunder.

        Nothing herein shall be construed as, and the sale of shares of the Preferred Stock to a Plan is in no respect, a representation by us or the underwriter that any investment in the shares of the Preferred Stock would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of material U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, conversion and disposition of the Preferred Stock and our common stock received in respect thereof as of the date hereof. Our counsel, Manatt, Phelps & Phillips, LLP, has issued its opinion that, subject to the limitations set forth herein, this discussion is an accurate summary of the material United States federal income tax consequences of the purchase, beneficial ownership, conversion and disposition of the Preferred Stock and the ownership and disposition of our common stock under currently applicable law. Our counsel has adopted such discussion as its opinion. Except where noted, this summary deals only with the Preferred Stock and our common stock held as capital assets. As used herein, the term "U.S. holder" means a beneficial owner of the Preferred Stock or our common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        As used herein, the term "non-U.S. holder" means a beneficial owner of the Preferred Stock or our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

        This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

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  a dealer in securities or currencies;

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  a financial institution;

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  a regulated investment company;

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  a real estate investment trust;

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  an insurance company;

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  a tax-exempt organization;

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  a person holding the Preferred Stock or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

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  a trader in securities that has elected the mark-to-market method of accounting for your securities;

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  a person liable for alternative minimum tax;

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  a partnership or other pass-through entity for U.S. federal income tax purposes;

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  a person who is an investor in a pass-through entity;

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  a U.S. holder whose "functional currency" is not the U.S. dollar;

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  a "controlled foreign corporation";

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  a "passive foreign investment company"; or

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  a United States expatriate.

        This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

        If a partnership holds the Preferred Stock or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Preferred Stock or our common stock, you should consult your own tax advisors.

        This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Preferred Stock, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

  Dividends

        Distributions on the Preferred Stock or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Preferred Stock or our common stock will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Preferred Stock or our common stock exceeds our current and accumulated earnings and profits attributable to that share of the Preferred Stock or our common stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder's adjusted tax basis (but not below zero) in that share of the Preferred Stock or our common stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Preferred Stock or our common stock. The amount of any such distribution in excess of the U.S. holder's adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Preferred Stock or our common stock will constitute dividends for U.S. federal income tax purposes.

        If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Preferred Stock or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Preferred Stock or our common stock becomes ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Preferred Stock that are attributable to periods in excess of 366 days.)

        Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as "investment income," for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Preferred Stock or our common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Stock or our common stock become ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Preferred Stock that are attributable to periods in excess of 366 days.)

        In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Preferred Stock or our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is, including, without limitation, the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

        U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to "debt-financed portfolio stock." The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation's minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate stockholder may be required to reduce its basis in stock with respect to certain "extraordinary dividends", as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

  Sale or Other Disposition

        A sale, exchange, or other disposition of the Preferred Stock or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder's adjusted tax basis in the Preferred Stock or our common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Preferred Stock or our common stock, as applicable, exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. For taxable years beginning on or after January 1, 2011, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

  Conversion of the Preferred Stock into Common Stock

        As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Preferred Stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the converted Preferred Stock was held prior to conversion.

        Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. Any cash received attributable to any declared and unpaid dividends on the Preferred Stock will be treated as described above under "—U.S. Holders—Dividends."

        In the event a U.S. holder's Preferred Stock is converted pursuant to an election by the holder in the case of certain acquisitions (see "Description of Preferred Stock—Conversion Upon Certain Acquisitions" and "—Conversion Upon Fundamental Change"), or is converted pursuant to certain other transactions, including our consolidation or merger into another person (see "Description of Preferred Stock—Reorganization Events") the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its tax adviser to determine the specific tax treatment of a conversion under such circumstances.

  Adjustment of Conversion Rate

        The conversion rate of the Preferred Stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Preferred Stock as having received a constructive distribution includable in such U.S. holder's income in the manner as described above under "—U.S. Holders—Dividends," above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common stock or in connection with certain acquisitions (see "Description of Preferred Stock—Conversion Upon Certain Acquisitions" and "—Conversion Upon Fundamental Change") will generally give rise to a deemed taxable dividend to the holders of the Preferred Stock to the extent of our current and accumulated earnings and profits. In addition, an adjustment to the conversion rate of the Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

  Information Reporting and Backup Withholding

        In general, information reporting will apply to dividends in respect of the Preferred Stock or our common stock and the proceeds from the sale, exchange or other disposition of the Preferred Stock or our common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

  Dividends

        Dividends (including any constructive distributions taxable as dividends) paid to a non-U.S. holder of the Preferred Stock or our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of the Preferred Stock or our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Preferred Stock or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of the Preferred Stock or our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Sale or Other Disposition

        Any gain realized on the disposition of the Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes.

  Conversion into Common Stock

        Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Preferred Stock, except with respect to any cash received in lieu of a fractional share that is taxable as described above under "—Non-U.S. Holders—Sale or Other Disposition."

  Adjustment of Conversion Rate

        As described above under "—U.S. Holders—Adjustment of Conversion Rate", adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under "—Non-U.S. Holders—Dividends."

Federal Estate Tax

        The Preferred Stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Preferred Stock or our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement under which the Preferred Stock is being offered and sold, we have agreed to sell to the underwriter, Lehman Brothers Inc., and the underwriter has agreed to purchase from us all of the Preferred Stock being offered, if any is purchased, other than those covered by the underwriter's option, as described below.

        The conditions contained in the underwriting agreement include requirements that:

  •
  the representations and warranties made by us to the underwriter are true;

  •
  there has been no material adverse change in our financial condition or in the financial markets; and

  •
  we deliver the customary closing documents to the underwriter.

        The underwriter proposes to offer the Preferred Stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $16.50 per share. After the initial public offering, the offering price and other selling terms may from time to time be varied by the underwriter.

Option to Purchase Additional Preferred Stock

        We have granted the underwriter an option exercisable for 30 days after the date of this prospectus supplement, to purchase at any time, and from time to time, in whole or in part, up to 25,000 additional shares of Preferred Stock at the initial public offering price, less the underwriting discounts and commissions shown on the cover page of this prospectus supplement. This option may be exercised to the extent the underwriter sells more than 175,000 shares of Preferred Stock in this offering.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are assuming both no exercise and full exercise of the underwriter's option to purchase additional Preferred Stock. The underwriting fee is the difference between the initial public offering price and the amount the underwriter will pay us for the Preferred Stock.

	No Exercise	Full Exercise
Per share of Preferred Stock	$27.50	$27.50
Total	$4,812,500	$5,500,000

        We estimate that our total expenses associated with the offer and sale of the Preferred Stock, excluding underwriting discounts, will be approximately $650,000.

Market-Trading

        The Preferred Stock will not have an established trading market when issued. The Preferred Stock will not be listed on any securities exchange or included in any automated quotation system. There can be no assurance that an active trading market will develop, or if developed, than an active trading market will be maintained. The underwriter has advised us that it intends to facilitate secondary market trading by making a market in the Preferred Stock. However, the underwriter is not obligated to make a market in the Preferred Stock and may discontinue market making activities at any time. We cannot assure you of the liquidity of, or trading market for, the Preferred Stock. If an active trading market for the Preferred Stock does not develop, the market price and liquidity of the Preferred Stock may be adversely affected.

Lock-Up Agreements

        We and all of our directors and executive officers have agreed that, subject to certain exceptions, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), sell or grant options, warrants or rights with respect to, or file with the SEC a registration statement or prospectus supplement under the Securities Act relating to, any shares of preferred stock substantially similar to the Preferred Stock (including, without limitation, with respect to dividend rights and rights on liquidation, winding up and dissolution payments, and other material terms of the Preferred Stock) or our common stock or securities convertible into or exchangeable or exercisable for any shares of preferred stock substantially similar to the Preferred Stock (including, without limitation, with respect to dividend rights and rights on liquidation, winding up and dissolution payments, and other material terms of the Preferred Stock) or our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of stock that are substantially similar to the Preferred Stock or shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of preferred stock substantially similar to the Preferred Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Preferred Stock, Common Stock or other securities, in cash or otherwise, or (3) publicly disclose the intention to do any of the foregoing, in each case prior to the date that is 90 days after the date of this Prospectus Supplement.

        The 90-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by Lehman Brothers Inc.

        Lehman Brothers Inc., in its sole discretion, may release our common stock or the Preferred Stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock or Preferred Stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock or Preferred Stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

        The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales for the purpose of pegging, fixing or maintaining the price of the Preferred Stock, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriter of Preferred Stock in excess of the number of shares of Preferred Stock the underwriter is obligated to purchase in the offering, which creates the short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Preferred Stock involved in the sales made by the underwriter in excess of the number of shares of Preferred Stock it is obligated to purchase is not greater than the number of shares of Preferred Stock that it may purchase by exercising its option to purchase additional Preferred Stock. In a naked short position, the number of shares of Preferred Stock involved is greater than the number of shares of Preferred Stock in its option to purchase additional Preferred Stock. The underwriter may close out any short position by either exercising its option to purchase additional Preferred Stock and/or purchasing Preferred Stock in the open market. In determining the source of Preferred Stock to close out the short position, the underwriter will consider, among other things, the price of Preferred Stock available for purchase in the open market as compared to the price at which it may purchase Preferred Stock through its option to purchase additional Preferred Stock. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Covering transactions involve purchases of Preferred Stock in the open market after the distribution has been completed in order to cover short positions.

        These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of the Preferred Stock or preventing or retarding a decline in the market price of the Preferred Stock. As a result, the price of the Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Stock.

        In addition, neither we nor the underwriter makes representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Relationships

        The underwriter and its related entities have engaged and may engage in commercial and investment banking transactions, financial advisory and other transactions with us in the ordinary course of its business. Lehman Brothers Inc. has received customary compensation and expenses for these commercial and investment banking transactions. Among other things, the underwriter may purchase, as principals, loans originated or sold by us.

Passive Market Making

        In connection with the offering, the underwriter and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid that bid must be lowered when specified purchase limits are exceeded.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the relevant implementation date), an offer of Preferred Stock described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of Preferred Stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of Preferred Stock to the public" in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe the Preferred Stock, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        We have not authorized and do not authorize the making of any offer of Preferred Stock through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the Preferred Stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the Preferred Stock, other than the underwriter, is authorized to make any further offer of the Preferred Stock on behalf of us or the underwriter.

  United Kingdom

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or

(ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

  Japan

        The Preferred Stock have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the Preferred Stock will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Hong Kong

        The Preferred Stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Hong), and no advertisement, invitation or document relating to the Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Preferred Stock may not be circulated or distributed, nor may the Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Preferred Stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Preferred Stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer or (3) by operation of law.

  Republic of China

        The Preferred Stock have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Republic of China.

  People's Republic of China

        This prospectus has not been and will not be circulated or distributed in the Peoples Republic of China, or PRC, and Preferred Stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Electronic Distribution

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet websites or through other online services maintained by the underwriter participating in this offering, or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular affiliates or the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of Preferred Stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as an underwriter and should not be relied upon by investors.

Stamp Taxes

        Purchasers of the Preferred Stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

INCORPORATION BY REFERENCE

        We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and on the investor relations page of our website at
http://www.eastwestbank.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

        The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

        This prospectus supplement incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus supplement until we sell all the securities offered by this prospectus supplement or, if later, the date on which any of our affiliates cease offering and selling these securities in market-making transactions pursuant to this prospectus supplement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  the current reports on Form 8-K, dated April 16, 2008, filed with respect to Item 5.02 only, and April 21, 2008; and

  •
  the description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on October 2, 1998, including any subsequently filed amendments and reports updating such description.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the following telephone number:

Irene Oh
Investor Relations
135 North Los Robles Ave., 7th Floor
Pasadena, CA 91101
(626) 768-6000

VALIDITY OF SECURITIES

        The validity of the Preferred Stock and certain other legal matters relating to the offering will be passed upon for us by Douglas P. Krause, General Counsel of East West Bancorp, Inc., and Manatt, Phelps & Phillips, LLP, Los Angeles, California and for the underwriter by Simpson Thacher & Bartlett LLP, Los Angeles, California and New York, New York.

PROSPECTUS

Common Stock
Preferred Stock

135 North Los Robles Ave.
7th Floor
Pasadena, CA 91101
(626) 768-6000

        We, East West Bancorp, Inc., may offer from time to time our common stock and preferred stock in amounts, at prices, and on other terms to be determined at the time of the offering. We may also issue common stock upon conversion or exchange of any of the securities listed. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol "EWBC".

        These securities are our unsecured obligations and are not savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

        Investing in shares of the common stock or preferred stock involves risks. See "Risk Factors" in any prospectus supplement relating to an offering of those shares.

This prospectus is dated April 21, 2008.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

        We may offer the following securities from time to time:

  •
  common stock; and

  •
  preferred stock.

        We may also issue common stock upon conversion or exchange of any of the securities listed above.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

        We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

        The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933 as amended (the "Securities Act").

        When we refer to "we", "our" and "us" in this prospectus, we mean East West Bancorp, Inc. and our consolidated subsidiaries, unless the context indicates that we are referring only to the parent company, East West Bancorp, Inc.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and on the investor relations page of our website at http://www.eastwestbank.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

        The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until we sell all the securities offered by this prospectus or, if later, the date on which any of our affiliates cease offering and selling these securities in market-making transactions pursuant to this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2007; and

  •
  the current report on Form 8-K, dated April 16, 2008, filed with respect to Item 5.02 only; and

  •
  the description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on October 2, 1998, including any subsequently filed amendments and reports updating such description.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the following telephone number:

Irene Oh
Investor Relations
135 North Los Robles Ave., 7th Floor
Pasadena, CA 91101
(626) 768-6000

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements (within the meaning of the safe harbor provisions of the Private Securities Reform Act of 1995) about us. These statements include descriptions of products or services, our plans or objectives for future operations, including pending acquisitions, and forecasts of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

        By their nature, forward-looking statements are subject to numerous assumptions, risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those included in our Annual Reports on Form 10-K, and other factors described in our periodic reports filed from time to time with the SEC.

        We encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

EAST WEST BANCORP, INC.

        We are a bank and financial holding company organized under Delaware law in 1998 and headquartered in Pasadena, California. Through our subsidiaries, including our bank subsidiary, East West Bank, organized in 1972, we provide a wide range of personal and commercial banking services to small and medium-sized businesses, business executives, professionals and other individuals, business and consumer insurance services, and other financial products and services. Our banking offices are located in the following counties: Los Angeles, Orange, San Bernardino, San Francisco, San Mateo, Santa Clara and Alameda. Additionally, the Bank has one branch in Houston, Texas. The Bank also has a branch in Hong Kong and representative offices in Beijing and in Shanghai.

        As a California state-chartered bank, we are subject to the supervision of the Department of Financial Institutions.

        We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on our securities is dividends from East West Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. The notes to our consolidated financial statements contained in our annual and quarterly filings with the SEC, which are incorporated by reference into this prospectus, describe the legal and contractual restrictions on the ability of our subsidiaries to make payment to us of dividends, loans, or advances.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities will be added to our general funds and will be available for general corporate purposes, including, among other things:

  •
  the repayment of existing indebtedness;

  •
  investments in, or extensions of credit to, our existing or future subsidiaries; and

  •
  the financing of possible acquisitions.

        Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.

        Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratio of earnings to fixed charges for each of the five years ended December 31, 2007 are indicated below.

	Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges:
Excluding interest on deposits	3.05	3.45	5.26	8.39	14.70
Including interest on deposits	1.71	1.79	2.28	3.23	3.46

        The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges) (fixed charges)

        Fixed charges consist of:

  •
  the consolidated interest expense of East West Bancorp, including or excluding the interest expense of deposits as indicated, and

  •
  one-third of East West Bancorp's rental expense, net of rental income from subleases, which we estimate is representative of the interest portion of the rental payments.

        Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in any of the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF COMMON STOCK

        The following briefly summarizes some of the provisions in our Certificate of Incorporation, bylaws, and Delaware law regarding our common stock that we may offer from time to time. This information is qualified in all respects by reference to the provisions of our Certificate of Incorporation, bylaws and Delaware law and you are encouraged to read the more detailed provisions of these documents and laws for provisions that may be important to you. You can obtain copies of our Certificate of Incorporation and bylaws by following the directions under the heading "Where You Can Find More Information".

Authorized Stock

        We are authorized to issue 200,000,000 shares of common stock, $0.001 par value, of which 63,356,085 were outstanding on April 17, 2008.

        These authorized shares may be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

Classified Board; Vacancies; Removal

        Our Certificate of Incorporation provides that the Board of Directors is divided into three classes of approximately equal size. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. Thus, it would take two annual elections to replace a majority of our Board. Our Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. Our Certificate of Incorporation also provides that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and may have the effect of making it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without consent of the incumbent Board of Directors of the Company. We are currently proposing to eliminate our classified board of directors at our 2009 annual meeting of stockholders. Finally, our Certificate of Incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

        Our Certificate of Incorporation provides that a member of our Board of Directors may be removed for cause by the affirmative vote of at least a majority of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. In addition, a member of our Board of Directors may be removed without cause by the affirmative vote of at least two-thirds of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

Rights; Amendments

        Each share of our Common Stock has the same rights, privileges and preferences as every other share and will share equally with every other share of our Common Stock in the Company's net assets upon liquidation of dissolution. Our Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of our Common Stock, when issued, were fully paid and nonassessable. In addition, the rights, preferences and privileges of holders of our Common Stock are subject to the rights of the holders of any Preferred Stock that are or may be issued.

        Our Certificate of Incorporation provides that amendments to our Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that under certain circumstances, an affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of our Certificate of Incorporation, including the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by the Company, limitation of liability and amendment of the Company's bylaws and Certificate of Incorporation.

Business Combinations

        Our Certificate of Incorporation also requires the approval of the holders of (i) at least two-thirds of the Company's outstanding shares of voting stock and (ii) a majority of the Company's outstanding shares of voting stock other than shares held by an "Interested Stockholder" (as defined therein) and its affiliates or associates to approve certain "Business Combinations" (as defined therein) involving a "Interested Stockholder" (as defined therein), except in cases where the proposed transaction has been approved in advance by two-thirds of those members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the person became an Interested Stockholder.

        The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined therein), beneficially owns in the aggregate ten percent (10%) or more of the outstanding shares of voting stock of the Company, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity. This provision of our Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or in a series of related transactions) to any Interested Stockholder of assets of the Company or any subsidiary having a fair market value of $1 million or more; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interest Stockholder or any Associate or Affiliate thereof; and (iv) any reclassification of securities (including any reverse stock split) or recapitalization, or any merger or consolidation of the Company with any of its subsidiaries or any similar transaction, which has the effect of increasing the percentage of the outstanding shares of the Company which are directly or indirectly owned by an Interested Stockholder or any Associate or Affiliate thereof.

        Under Delaware law, absent this provision, business combinations, including mergers, consolidations, and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Company and any other affected class of stock. The Increased Stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

        As a Delaware corporation we are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (a) prior to the business combination the corporation's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to the time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

Dividends

        Stockholders are entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any) subject to certain restrictions on payment of dividends imposed by the Delaware General Corporation Law and state and federal banking laws.

        Because East West Bank is a state-chartered bank, its ability to pay dividends or make distributions to its stockholders is subject to restrictions set forth in the California Financial Code. The California Financial Code restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earnings or the bank's net income for its last three fiscal years (less any distributions to stockholders made during such period). In the event a bank has no retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding the net income for such bank's last preceding fiscal year only after obtaining the prior approval of the Commissioner. The Commissioner may order the bank to refrain from making a proposed distribution if the making of the distribution by the bank would be unsafe or unsound.

        The Company's ability to pay cash dividends is limited by the provisions of Delaware law, which permits the payment of dividends from surplus or, if no surplus exists, from net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the Company were determined to be a quasi-California corporation as defined pursuant to Section 2115 of the California General Corporation Law ("CGCL"), different and more restrictive limitations on the payment of dividends would apply.

        Pursuant to Section 2115 of the CGCL under certain circumstances, certain provisions of the CGCL may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. Such a corporation is referred to as a "quasi-California" corporation. Section 2115 is applicable to foreign corporations which have more than half of their stockholders of record residing in California and more than half of their business deriving from California. Our sole business is to manage our investment in our subsidiaries, including East West Bank, which has substantially all of its property, employees, and operations in California. Section 2115 provides for an exemption, among other circumstances, for any foreign corporation with outstanding securities listed on the Nasdaq Global Select Market. Our common stock is currently listed on the Nasdaq Global Select Market and as a result Section 2115 does not currently apply to us.

        If we were determined to be a quasi-California corporation, and were no longer eligible for an exemption from Section 2115, we would have to comply with California law with respect to, among other things, distributions to stockholders. Under the CGCL, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

California and Federal Banking Law

        The following discussion is a summary of certain provisions of California and federal law and regulations and Delaware corporate law, as well as our Certificate of Incorporation and bylaws, relating to stock ownership and transfers, the Board of Directors, and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Certificate of Incorporation and bylaws of the Company.

        Federal law prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

        Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of the Company if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the common stock would be presumed to control the Company.

DESCRIPTION OF PREFERRED STOCK

        The following briefly summarizes some of the provisions in our articles of incorporation, bylaws and Delaware law regarding our preferred stock that we may offer from time to time. The specific terms of a series of preferred stock that we may offer will be described in a prospectus supplement relating to that series of preferred stock. The following description and any description of our preferred stock in a prospectus supplement may not be complete and is qualified in all respects by reference to the provisions of our articles of incorporation, bylaws, Delaware law and the certificate of designations relating to the particular series of our preferred stock. We will file such certificate of designations with the SEC at or prior to the time of sale of that series of preferred stock. You are encouraged to read the more detailed provisions of these documents and laws for provisions that may be important to you. You can obtain copies of our charter and bylaws by following the directions under the heading "Where You Can Find More Information".

  General

        Under our charter, we have authorized 5,000,000 shares of preferred stock, $0.001 par value per share. There are no shares of preferred stock outstanding.

        Our Board of Directors, without stockholder approval, could authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of our common stockholders or other outstanding series of preferred stock. Pursuant to our bylaws, our Board of Directors may grant to a special committee the authority to authorize and determine the above terms of any series of preferred stock issued.

        Each series of preferred stock will have the dividend, liquidation, redemption and voting rights described below, unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock. The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

  •
  the designation of that series, the number of shares offered and the stated value thereof if different from the par value thereof;

  •
  the amount of the liquidation preference, if any, per share or the method of calculating that amount;

  •
  the subscription or purchase price and form of consideration for which the shares of such series shall be issued;

  •
  the dividend rate, if any, or the method of calculating that rate, the dates on which dividends will be paid and the dates from which dividends will begin to cumulate, if applicable;

  •
  any redemption provisions;

  •
  any conversion or exchange rights and provisions;

  •
  any additional voting and other rights, preferences, privileges, qualifications, limitations and restrictions;

  •
  any securities exchange listing;

  •
  the relative ranking and preferences of that series as to dividend rights and rights upon our liquidation, dissolution or winding up; and

  •
  any other terms of that series.

        Shares of our preferred stock, when issued against full payment of their purchase price, will be validly issued, fully paid and non-assessable.

  Dividends

        Holders of each series of preferred stock will be entitled to receive, when, as, and if our board declares, cash dividends payable at the dates and at the rates per share as described in the applicable prospectus supplement. Those rates may be fixed, variable or both. Dividends may be cumulative or noncumulative and may be payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of our stock, as described in the applicable prospectus supplement.

  Conversion and Exchange

        The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

  Redemption

        The terms on which any series of preferred stock may be redeemed will be described in the applicable prospectus supplement. All shares of preferred stock which we redeem, purchase or acquire, including shares surrendered for conversion or exchange, shall be retired and restored to the status of authorized but unissued shares of preferred stock undesignated as to series.

  Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution, or winding up, preferred stockholders of any particular series will be entitled, subject to creditors' rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common stockholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as mentioned in the applicable prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative. If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

  Voting Rights

        The voting rights of preferred stock of any series will be described in the applicable prospectus supplement.

        Under regulations of the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities", and a holder of 25% of more of that series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over us) may then be subject to regulation as a bank holding company. In addition, in that event:

  •
  any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

  •
  any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.

  Other Rights

        The shares of a series of preferred stock may have the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, or other rights as may be described in the applicable prospectus supplement, our charter, or as otherwise required by law.

  Title

        We, the transfer agent and the registrar for a series of preferred stock, and any of our or their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purposes.

  Transfer Agent and Registrar

        Unless the applicable prospectus supplement specifies otherwise, the transfer agent, registrar and dividend disbursement agent for each series of preferred stock will be BNY Mellon Shareowner Services.

PLAN OF DISTRIBUTION

        We may sell these securities offered under this prospectus through agents, through underwriters or dealers, or directly to one or more purchasers.

        Underwriters, dealers and agents that participate in the distribution of these securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of these securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these securities may be listed.

        The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. None of our affiliates have any obligation to make a market in the securities and each may discontinue any market-making activities at any time, without notice, at its sole discretion.

        We may have agreements with the underwriters, dealers and agents, including our affiliates, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those certain civil liabilities.

        When we issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

        Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain, or other benefits from these transactions.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California, and Douglas Krause, Esq., our General Counsel. Mr. Krause holds shares of our common stock and options to purchase our common stock. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of East West Bancorp, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

175,000 Shares

8.00% Non-Cumulative Perpetual Convertible
Preferred Stock, Series A

PROSPECTUS SUPPLEMENT
APRIL 23, 2008

LEHMAN BROTHERS

QuickLinks

  Filed pursuant to Rule 424(b)(2) Registration No. 333-150353
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
SUMMARY
The Offering
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
REGULATORY CONSIDERATIONS
CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA
DESCRIPTION OF PREFERRED STOCK
CERTAIN ERISA CONSIDERATIONS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
INCORPORATION BY REFERENCE
VALIDITY OF SECURITIES
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
EAST WEST BANCORP, INC.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS